UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to §240.14a-12

Amalgamated Financial Corp.
(Name of Registrant as Specified In Its Charter)

______________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee paid previously with preliminary materials
[ ]    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2024

To the Stockholders of Amalgamated Financial Corp.:

You are cordially invited to attend the annual meeting of stockholders of Amalgamated Financial Corp. to be held at 9:00 a.m., Eastern Time, on May 21, 2024. The annual meeting will be a virtual meeting. Stockholders of record can attend the meeting via the Internet at www.virtualshareholdermeeting.com/AMAL2024 by using your 16-digit control number on your proxy card and the instructions included in the enclosed proxy statement. Stockholders who hold their shares in “street name” (i.e. through a bank, broker or other nominee) must first obtain a legal proxy from their bank, broker or other nominee to participate in the virtual meeting, as more fully described on page 4 of the enclosed proxy statement. The meeting will be held for the following purposes:
1.To elect 12 directors to our Board of Directors each to serve until the annual meeting of stockholders to be held in 2025 and until that person’s successor is duly elected and qualified;
2.To conduct a non-binding, advisory vote on the compensation of our Named Executive Officers;
3.To conduct a non-binding, advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers;
4.To ratify the appointment of Crowe LLP as our independent registered public accounting firm for 2024; and
5.To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

All holders of our common stock, par value $0.01 per share, of record as of March 27, 2024 are entitled to notice of and to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting. Your vote is important. We urge you to please vote your shares now whether or not you plan to virtually attend the meeting. You may revoke your proxy at any time before the proxy is voted by following the procedures described in the enclosed proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting. Our 2024 proxy statement, proxy card and 2023 Annual Report to Stockholders are available free of charge at our website, www.amalgamatedbank.com, under the “Investor Relations” tab and then under the “Financial Information” tab.

Your virtual attendance at the meeting affords you the same rights and opportunities to participate as you would have at an in-person meeting.

By Order of the Board of Directors,

April 11, 2024	/s/ Lynne P. Fox Lynne P. Fox, Chair of the Board of Directors

Table of Contents

Page
GENERAL INFORMATION AND VOTING PROCEDURES..........................................................................	1

PROPOSAL ONE – ELECTION OF DIRECTORS............................................................................................	7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........................	20

CORPORATE GOVERNANCE AND SOCIAL RESPONSIBILITY................................................................	23

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS...................................................	42

COMPENSATION DISCUSSION AND ANALYSIS........................................................................	46

PROPOSAL TWO – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION........	86

PROPOSAL THREE – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION	87

PROPOSAL FOUR – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.........................................................................................................................................	88

OUR 2023 ANNUAL REPORT ON FORM 10-K...............................................................................................	90

PROXY STATEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS
OF AMALGAMATED FINANCIAL CORP.

To be held on May 21, 2024

GENERAL INFORMATION AND VOTING PROCEDURES

    The Board of Directors of Amalgamated Financial Corp., with its principal executive office located at 275 Seventh Avenue, New York, New York 10001, is furnishing this proxy statement to solicit proxies for use at our annual meeting of stockholders to be held in virtual-only format at 9:00 a.m., Eastern Time, on May 21, 2024. The purposes of the annual meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders and this proxy statement. If the meeting is postponed or adjourned, we may also use the proxy at any later meetings for the purposes stated in the Notice of Annual Meeting and this proxy statement.

The accompanying Notice of Annual Meeting of Stockholders and this proxy statement were first mailed to our stockholders on or about April 11, 2024. In this proxy statement, “we,” “us,” “our,” “Amalgamated Financial,” or the “Company” refer to Amalgamated Financial Corp., the “Bank” refers to Amalgamated Bank, and “you” and “your” refer to each stockholder of Amalgamated Financial Corp.

What items will be voted on at the annual meeting?

Four matters are scheduled for a vote:
1.To elect 12 directors to our Board of Directors each to serve until the annual meeting of stockholders to be held in 2025 and until that person’s successor is duly elected and qualified;
2.To conduct a non-binding, advisory vote on the compensation of our Named Executive Officers;
3.To conduct a non-binding, advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers; and
4.To ratify the appointment of Crowe LLP as our independent registered public accounting firm for 2024;

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters, including any proposal to adjourn or postpone the annual meeting.

How do your directors recommend that stockholders vote?

The directors recommend that you vote:
1.FOR the election of the 12 director nominees to our Board of Directors each to serve until the annual meeting of stockholders to be held in 2025 and until that person’s successor is duly elected and qualified;
2.FOR the non-binding, advisory approval of the compensation of our Named Executive Officers.

3.FOR "ONE YEAR" on the non-binding, advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers; and
4.FOR the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2024.
How can I attend the annual meeting?
The meeting will be conducted online in a fashion similar to an in-person meeting. We designed the format of the virtual meeting to ensure that our stockholders who attend our annual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Our Board members and executive officers will attend the meeting and be available for questions.
Access to the Audio Webcast of the Meeting: The live audio webcast of the meeting will begin promptly at 9:00 a.m. Eastern Time. Online access to the audio webcast will open approximately 60 minutes prior to the start of the meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time to allow ample time to complete the online check-in process.
Log-in Instructions if You Hold Shares in Your Own Name: To attend the virtual meeting, log in at www.virtualshareholdermeeting.com/AMAL2024. Stockholders will need their unique 16-digit control number which appears on your proxy card and the instructions included in this proxy statement.

Log-in Instructions if Your Shares are Held in Street Name through a Bank, Broker or Other Nominee: If you hold your shares in street name and you wish to virtually attend and participate in the annual meeting, you must first obtain a valid legal proxy from your bank, broker or other nominee and then register in advance to attend the annual meeting. Follow the instructions from your bank, broker or other nominee included with the proxy statement, or contact your bank, broker or other nominee to request a legal proxy form.
Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 14, 2024.
Once registered, follow the "Log-in Instructions if You Hold Shares in Your Own Name" above to attend the virtual meeting.

Can I attend the annual meeting as a guest?

No. Only stockholders of record are permitted to attend the annual meeting.

How can I ask questions during the meeting?

Stockholders may submit questions in real time during the meeting at www.virtualshareholdermeeting.com/AMAL2024 by typing their question into the “Ask a Question” field, and clicking “Submit.” We intend to respond to all questions submitted during the meeting in accordance with the annual meeting’s Rules of Conduct, and which are pertinent to the Company and the meeting matters, as time permits within the one hour allocated. The Rules of Conduct will be posted at the virtual meeting forum at www.virtualshareholdermeeting.com/AMAL2024. Responses to any such questions that are not addressed during the meeting will be published following the meeting on our website at www.amalgamatedbank.com under the “Investor Relations” tab. Questions and responses will be grouped by topic and substantially similar questions will be grouped and responded to once.

What can I do if I need technical assistance during the meeting?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call 1-844-986-0822 (United States) or 1-303-562-9302 (International).

Who is eligible to vote?

Stockholders of record of our common stock at the close of business on March 27, 2024 are entitled to be present and to vote at the annual meeting or any adjourned meeting. We anticipate that the proxy statement, proxy card, and 2023 Annual Report will first be mailed to stockholders on or about April 11, 2024.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on March 27, 2024, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning these matters to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, ensuring that your shares will be voted whether or not you virtually attend the meeting. Even if you plan to virtually attend the annual meeting, complete, sign and return your proxy card in advance of the annual meeting in case your plans change.

What are the rules for voting and how do I vote?

As of the record date, we had 30,500,218 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of our common stock vote as a single class.

If you hold shares in your own name, you may vote by selecting any of the following options:

•By Internet:  Go to www.voteproxy.com and follow the on-screen instructions.

•By Mail:  Complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

•Vote via the Internet During the Meeting: You may choose to vote electronically via the Internet at www.virtualshareholdermeeting.com/AMAL2024 during the virtual meeting. Stockholders will need their unique 16-digit control number which appears on the proxy card and the instructions included in this proxy statement.

If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal Four—the ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2024 but not with respect to any of the other proposals to be voted on at the annual meeting. If you hold your shares in street name, please provide voting instructions to your bank, broker or other nominee so that your shares may be voted on all other proposals.

If your shares are held in the name of a bank, broker or other holder of record, you are considered the beneficial owner of shares held in “street name,” and you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully.

If you hold your shares in street name and you wish to virtually vote via the Internet during the annual meeting, you must first obtain a valid legal proxy from your bank, broker or other nominee and then register in advance to attend the annual meeting. Follow the instructions under "How can I attend the annual meeting?"

Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors have recommended. Voting results will be tabulated and certified by Broadridge.

As of the date of this proxy statement, we are not aware of any other matters to be presented or considered at the meeting, but your shares will be voted at the discretion of the proxies appointed by the Board of Directors on any of the following matters:

•any matter about which we did not receive written notice a reasonable time before we mailed these proxy materials to our stockholders; and

•matters incident to the conduct of the meeting.

What constitutes a quorum?

        We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of our issued and outstanding shares entitled to vote are present in person or by proxy at the annual meeting. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes and all abstentions will be counted. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a brokerage firm indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as “broker non-votes.” Shares represented by broker non-votes will be counted in determining whether there is a quorum.

How are votes counted?

•Stockholder voting generally. Each share of our common stock entitles the holder to one vote on all matters voted on at the annual meeting.

•Proposal One: Election of Directors. Our directors will be elected by a majority of the votes cast by the holders of shares of our common stock entitled to vote at the annual meeting. A majority of the votes cast means that the number of shares voted "for" a nominee must exceed the votes cast "against" such nominee's election. There is no cumulative voting with respect to the election of directors.

•Proposal Two: Approval on a Non-Binding Advisory Basis of the Compensation of Our Named Executive Officers. Approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote at the annual meeting.

•Proposal Three: Approval on a Non-Binding Advisory Basis of the Frequency on Future Advisory Votes on the Compensation of Our Named Executive Officers. Approval, on a non-binding advisory basis, of the frequency of future advisory vote requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote at the annual meeting. If none of the three options (ONE YEAR, TWO YEARS, or THREE YEARS) receives the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote at the annual meeting, the Board will consider the option that receives a plurality of the votes cast as the recommendation of the stockholders.

•Proposal Four: Ratification of the Appointment of Crowe LLP. Ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2024 requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote at the annual meeting.

How are abstentions and broker non-votes treated?

With respect to each proposal except for Proposal Three, you may vote “FOR” or “AGAINST” the proposals. With respect to Proposal Three, you may vote “ONE YEAR,” “TWO YEARS” or “THREE YEARS.” You may “ABSTAIN” from voting on the proposals.

Proposal One: Election of Directors. Broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the votes cast with respect to Proposal One.

Proposal Two: Approval on a Non-Binding Advisory Basis of the Compensation of Our Named Executive Officers. Abstentions will have the same effect as a vote AGAINST Proposal Two. Broker non-votes will have no effect on determining whether the affirmative vote constitutes a majority of shares present in person or represented by proxy at the meeting and entitled to vote with respect to Proposal Two.

Proposal Three: Approval on a Non-Binding Advisory Basis of the Frequency on Future Advisory Votes on the Compensation of Our Named Executive Officers. For purposes of determining whether any option receives a majority vote, abstentions will have the effect of a vote against the proposal. Broker non-votes will have no effect on the vote. In the event that no option receives a majority vote, for purposes of determining which option receives a plurality of the votes cast, broker non-votes and abstentions will have no effect on the vote.

Proposal Four: Ratification of the Appointment of Crowe LLP. Abstentions will have the same effect as a vote AGAINST Proposal Four. A broker or other nominee may generally vote on this proposal and therefore no broker non-votes are expected in connection with Proposal Four.

How can I revoke my proxy?

If you are a stockholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

•signing, dating and returning another proxy with a later date;

•submitting a proxy via the Internet with a later date; or

•attending the meeting and voting via the Internet during the live audio webcast of the meeting.

If you hold your shares in a street name, you must contact your bank, broker or other nominee to revoke your proxy.

How will we solicit proxies, and who will pay for the cost of the solicitation?

We will pay for the cost of this proxy solicitation. We do not intend to solicit proxies otherwise than by use of the mail or website posting, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Who will count the vote?

    At the meeting, the voting results will be tabulated and certified by American Stock Transfer & Trust Company LLC. It is expected that a representative of Broadridge Financial Solutions, an independent inspector of election, will sign an oath to faithfully execute with impartiality the duties of inspector, which will include determining the number of shares outstanding and the voting power of each, the shares represented at the meeting, the presence of a quorum and the validity and effect of the proxies.

What happens if the meeting is postponed or adjourned?

Your proxy will remain valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is voted.

How can a stockholder propose business to be brought before next year’s annual meeting?

Any stockholder desiring to include a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) in our 2025 proxy statement for action at our 2025 annual meeting must deliver the proposal to our executive offices no later than December 12, 2024. Only proper proposals that are timely received and in compliance with Rule 14a-8 will be included in our 2025 proxy statement.

Under our Bylaws, stockholder proposals not intended for inclusion in our 2025 annual meeting proxy statement pursuant to Rule 14a-8 but intended to be raised at our 2025 annual meeting, including nominations for election of directors other than the Board of Directors’ nominees, must be received no earlier than 120 days and no later than 90 days prior to the first anniversary of the 2024 annual meeting and must comply with the procedural, informational and other requirements outlined in our bylaws. To be timely for the 2025 annual meeting, a stockholder proposal or director nomination must be delivered to the Secretary of the Company, at 275 Seventh Avenue, New York, New York 10001, no earlier than January 21, 2025 and no later than February 20, 2025.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act no earlier than January 21, 2025 and no later than February 20, 2025.

For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting stockholder proposals, stockholders should refer to our bylaws.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees for Election as Directors

Our bylaws provide for a Board of Directors consisting of not fewer than seven nor more than 21 individuals with the exact number to be fixed by the Board of Directors. Our Board of Directors has fixed the number of directors constituting the entire board at 12, following the 2024 annual meeting. In accordance with our tenure policy outlined in our Corporate Governance Guidelines, Mr. John McDonagh will not stand for re-election, and he will retire from the Board of Directors after the 2024 annual meeting.

Under an agreement with Workers United and numerous joint boards, locals or similar organizations authorized under the constitution of Workers United (the "Workers United Related Parties"), the Workers United Related Parties have the right to designate nominees to our Board of Directors. For further detail on these director nomination rights, see “Certain Relationships and Related Party Transactions.”

The Workers United Related Parties have designated Maryann Bruce, Lynne P. Fox, Julie Kelly, Meredith Miller and Edgar Romney Sr. to serve on our Board of Directors.

Biographical Information

If elected, all nominees will serve for a term commencing on the date of the annual meeting and continuing until the 2025 annual meeting of stockholders and until each person’s successor is duly elected and qualified. Each nominee has consented to being named as a nominee and agreed to serve if elected. If any named nominee is unable to serve, then the proxies may vote for a substitute. Information about each of the director nominees is provided below. Each director is currently serving as a director of the Company. On November 13, 2023, the Board of Directors appointed two new independent directors, Dr. Julieta Ross and Mr. Scott Stoll. They were each recommended by a third party search firm.

Lynne P. Fox
Age 66
Chair of the Board
Director Since February 2000

Lynne P. Fox has served as Chair of our Board of Directors since May 2016, and has been a member of our Board of Directors since February 2000. Ms. Fox is an attorney and is the elected President and Chair of the General Executive Board of Workers United, a position she has held since May 2016. Prior to that, she served as an Executive Vice President of Workers United from March 2009 to May 2016. She is also the elected Manager of the Philadelphia Joint Board of Workers United (and its predecessor labor organizations), a position she has held since December 1999. She is a Vice President of the Service Employees International Union. She is responsible for overseeing a $5 million budget, strategic planning, and for representing approximately 75,000 members in the U.S. and Canada. She has served as chief labor negotiator for innumerable collective bargaining agreements that, among other things, provide for health and pension benefits, and has responsibility for oversight of the investigation and processing of labor grievances. Ms. Fox brings to the Board an intimate understanding of the Bank’s business, organization, and mission, as well as substantial leadership ability, board and management experience, all of which qualify her to serve on our Board of Directors.

Board Service: Ms. Fox serves as Chair of the Amalgamated Life Insurance Company, Chair of the Consolidated Retirement Fund, Chair of the Sidney Hillman Medical Center in Philadelphia, President of the Sidney Hillman Medical Center Apartments for the Elderly, Inc. in Philadelphia and is a member of the Economic and Community Advisory Council of the Federal Reserve Bank of Philadelphia and the Philadelphia Airport Advisory Board. She previously was the Chair of the Investment Committee of the National Retirement Fund from 2016 to 2018 and is now the Secretary of the National Retirement Fund. She is President Emeritus of the Philadelphia Jewish Labor Committee, and Chair of the John Fox Scholarship Fund in Philadelphia. She also served as a Board member for the State Employee Retirement System in Pennsylvania from 2006 to 2011, which is a $28.3 billion fund. She also serves as Chair and trustee on various other insurance and employee benefit funds.

Priscilla Sims Brown
Age 66
President and Chief Executive Officer
Director Since June 2021

Priscilla Sims Brown has served as our President and Chief Executive Officer and on our Board of Directors since June 2021. Ms. Brown is a multi-national board director and C-suite executive with 30 years of financial services experience. Prior to joining, she was the Group Executive for Marketing and Corporate Affairs at Commonwealth Bank of Australia from July 2019 to June 2021, where she focused on rebuilding trust and pride in the bank with direct responsibility for end-to-end marketing, branding, stakeholder insights, government and public affairs, and environment and social policy. From October 2017 to July 2019, she served as Chief Executive Officer of Emerge.me, a digital health insurance broker, and advisor to several digital startups. From September 2016 to September 2017, Ms. Brown was an independent consultant advising entrepreneurs and nonprofits. Prior to Commonwealth Bank of Australia, Ms. Brown held senior positions at AXA Financial, Inc., Sun Life Financial, and Lincoln Financial Group. She was a member of the AXA Financial US Executive Committee, serving as Chief Marketing Officer ("CMO"), where she directed all aspects of US marketing and led global digital marketing initiatives. Prior to AXA Financial, Ms. Brown served as CMO at AmeriHealth/Caritas, where she developed a new go-to-market strategy for the largest Blue Cross/Blue Shield Medicaid company in response to the Affordable Care Act. At Sun Life, Ms. Brown served as CMO and Chief Strategist, where she negotiated and managed Sun Life Stadium naming rights, Pro Bowl, Super Bowl and other major events with the Miami Dolphins NFL football team. During her 18-year tenure at Lincoln Financial Group, Ms. Brown held numerous leadership positions where she integrated acquired companies, established new businesses and led the consumer brand. She established the firm’s first investment management profit center, targeting midsized insurance companies. She also started and chaired Lincoln’s first family of standalone mutual funds and served as president of the broker-dealer. Ms. Brown also led the investor relations function, before expanding her responsibilities to include corporate and strategic marketing. Ms. Brown’s personal and professional experiences have enabled her to reach across cultural boundaries to ensure collaboration among diverse teams and drive successful outcomes for organizations, all of which qualify her to serve on our Board of Directors.

Board Service: Prior to joining us, she served as a member of the Board of Trustees of Teachers Insurance and Annuity Association of America (“TIAA”), a US Fortune 100 financial services firm with over $1.2 trillion in assets under management. She served on the TIAA Investment, Nominating and Governance, and Corporate Governance and Social Responsibility committees, as well as Trustee and CEO selection subcommittees.

Maryann Bruce
Age 64
Independent Director Since August 2018

Maryann Bruce joined the Bank’s Board of Directors in August 2018 after a greater than 30-year career in the financial services industry. In acknowledgment of her leadership and expertise, Ms. Bruce was honored by Directors & Boards as one of 20 accomplished female board members in Directors to Watch and by US Banker appearing on “the Most Powerful Women in Banking” list. Ms. Bruce was most recently an independent director of NextPoint Financial, serving as Chair of the Corporate Governance & Nominating Committee and as a member of the Executive, Audit, and Compensation Committees, and successfully steered the company through a strategic review process, restructuring, and going-concern sale. Previously, she was an Independent Director of MBIA (NYSE: MBI), serving on the Audit & Compliance and Compensation & Governance Committees, an Independent Director and Chair of the Compensation Committee of Atlanta Life Financial Group, a private company, and a Trustee of both the Allianz Global Investors and PNC Funds. Since October 2007, Ms. Bruce has been President of Turnberry Advisory Group, a private consulting firm. From December 2008 to July 2010, she was President of Aquila Distributors, Inc., a subsidiary of Aquila Investment Management LLC, a boutique asset manager. Prior to that, from September 1999 to June 2007, she was President of Evergreen Investments Services, Inc., an investment management and diversified financial services business and subsidiary of Wachovia (now Wells Fargo and Company). Ms. Bruce earned the CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors (NACD) and the Software Engineering Institute of Carnegie Mellon University, demonstrating her commitment to advanced understanding of the role of the board and management in cyber-risk oversight. Ms. Bruce has extensive leadership and corporate governance experience with financial expertise in strategy, sales and distribution, marketing, product development, client service, risk management, and regulatory oversight. Her deep understanding of starting, growing, and scaling businesses, coupled with her keen perspective of financial markets, brings a wealth of practical knowledge and a unique and valued point of view as a Board Member.

Board Service: Ms. Bruce is the Chair of the Board of Wrestle Like A Girl, Chair of the C200 Foundation, a women’s executive leadership association, an advisory board member of RealBlocks, a FinTech company, an advisory board member of Divershefy, a global women’s leadership organization, and a founder of the NACD’s Carolinas Chapter.

Mark A. Finser
Age 64
Independent Director Since May 2018

Mark A. Finser has served on our Board of Directors since May 2018. Mr. Finser was a founding member of New Resource Bank and served as its Chair until our acquisition of New Resource Bank in 2018. Mr. Finser started his career in social finance in 1984 as a founder of RSF Social Finance (“RSF”), an organization focused on developing innovative social finance tools to serve the unmet needs of clients and partners. He served as President and Chief Executive Officer of RSF until 2007, during which time he led the growth of the organization’s assets to $120 million. In 2007, he transitioned to Chairman of the Board of Trustees of RSF and served in that role until 2018. Mr. Finser also works with high net worth individuals and families to develop a strategy to align financial resources with personal values. As part of this work, Mr. Finser serves as an independent trustee for families and multigenerational beneficiaries. Mr. Finser’s extensive business experience, including his experience as a bank director, and knowledge of our mission and markets that we serve qualify him to serve on our Board of Directors and enhance his ability to contribute as a Director.

Board Service: As an active member of the social finance community, Mr. Finser has served on several boards, including B Lab, Living Lands Trust, and Gaia Herbs. Mr. Finser also works with high net worth individuals and families to develop a strategy to align financial resources with personal values.

Darrell Jackson
Age 66
Independent Director Since August 2021

Darrell Jackson has served on our Board of Directors since August 2021. Mr. Jackson brings an extensive background driving growth and operational initiatives for financial services providers throughout the US. In his 30+ years in the financial sector, he has held leadership positions such as President, CEO and Board Director with consistent success in creating innovative business strategies. Prior to this, Mr. Jackson held the position of President, CEO and inside director for Seaway Bank and Trust in Chicago from 2014 to 2015. Previously he held several management positions at The Northern Trust Corporation from 1995 to 2014, concluding his tenure with the position of Executive President and Co-President of Wealth Management – Illinois. In addition to his corporate governance expertise, Mr.

Jackson’s extensive executive leadership experience and experience as a bank director qualifies him to serve on our Board of Directors and provide valuable perspectives to our discussions and oversight of the Bank.

Board Service: Since 2022, Mr. Jackson has served as a Trustee for the Janus Henderson Mutual Funds Board. Since April 2020, Mr. Jackson has served as one of three outside directors for Gray-Scott-Bowen, a professional consulting firm specializing in the delivery of transportation projects in the Greater Bay Area of California. From November 2016 until July 2018, Mr. Jackson served as one of four outside directors for Delaware Place Bank and its holding company in Chicago and as Chair of the Executive Loan Committee. Mr. Jackson has also served as Chairman of the Board, Chairman of Audit, Finance, Governance and Management Development & Compensation committees for several high-profile non-profit organizations.

Julie Kelly
Age 57
Director Since April 2010

Julie Kelly has served on our Board of Directors since April 2010. Ms. Kelly is the General Manager of the New York New Jersey Regional Joint Board of Workers United and an International Vice President and member of the General Executive Board of Workers United, positions she has held since 2010. She has worked in the labor movement since 1989 and has been with Workers United and its predecessor organizations in a number of capacities since 2000. During her tenure as a Director for over ten years, Ms. Kelly has developed knowledge of the Bank’s business, history, organization, mission, and executive management, which qualify her to serve on the Board of Directors and enhance her ability to contribute as a Director.

Board Service: Ms. Kelly is President of the New York New Jersey Regional Joint Board Holding Company, Inc., a director of Amalgamated Life Insurance Company, and a trustee of the Amalgamated National Health Fund, Amalgamated Retail Retirement Fund, Consolidated Retirement Fund, the National Retirement Fund and the Union Health Center. She also served as former President of the Clothing Workers Center, a historic organization that has provided a home for tens of thousands of Amalgamated Clothing and Textile Workers Union ("ACTWU") workers for over a century.

JoAnn Lilek
Age 67
Independent Director Since April 2021

JoAnn Lilek has served on our Board of Directors since April 2021. Ms. Lilek has more than 30 years combined experience as a Chief Financial Officer and operations leader in consulting, commercial banking, and supply chain management. From 2010 to 2018, she served as Chief Financial Officer and Chief Operating Officer of Accretive Solutions, Inc., a private equity owned company. From 2008 to 2010, Ms. Lilek served as Executive Vice-President, Chief Financial Officer and Corporate Secretary of Midwest Banc Holdings, Inc. (NASDAQ: MBHI) where she was part of the turnaround team commissioned to recapitalize its subsidiary, Midwest Bank, during the global financial crisis of 2008. From 2001 to 2008, Ms. Lilek was Chief Financial Officer for DSC Logistics ("DSC"), a well-known, privately held national provider of third-party logistics and supply chain management services. Prior to DSC, Ms. Lilek had a 23-year career in financial leadership at ABN Amro North America. She played an instrumental role in ABN Amro North America’s growth to become the largest foreign bank in the United States. She held the positions of Group Senior Vice-President and Corporate Controller for North America from 1991 to 1999 and Executive Vice-President and Chief Financial Officer Wholesale Banking for North America from 1999 to 2000. Both Directors & Boards in 2007 and Private Company Director in 2019 highlighted Ms. Lilek’s accomplishments in their “Directors to Watch” articles. She is a Founding Member of the Private Directors Association and a member of the National Association of Corporate Directors and Women Corporate Directors. In addition to her corporate governance expertise, Ms. Lilek’s extensive executive leadership experience in commercial banks and middle market companies qualifies her to serve on our Board of Directors and provide valuable perspectives to our discussions and oversight of the Bank.

Board Service: Ms. Lilek currently serves as an independent Trustee and Audit Committee Chair of the Datum One Series Trust, a series of mutual funds. She served as a board member of the Hinsdale Bank and Trust Company, a subsidiary of Wintrust Corporation (NASDAQ: WTFC), from 2011 to 2016 where she also served as Audit Committee Chair and as a credit and risk management committee member. In addition, from 2005 to 2009, she served as board Chair for the Lou Holland Trust Mutual Fund. She has 14 years of board service at the YWCA Metropolitan Chicago, including board President and Treasurer. She currently serves on the advisory board of MGX Beverage Group, a private family owned wholesale distribution and third-party logistics business.

Meredith Miller
Age 68
Independent Director Since July 2022

Meredith Miller brings an extensive background in corporate governance and sustainable investment leadership with considerable board and management experience. Currently serving as Managing Member of Corporate Governance and Sustainable Strategies LLC since November 2021, Ms. Miller provides consulting services in ESG business strategies and impact, human capital management, sustainability, stakeholder, public policy strategies and compensation. Previously, she served as Chief Corporate Governance Officer for the UAW Retiree Medical Benefits Trust from 2010 to 2021. In that role she covered over 600,000 participants with $62 billion in assets under management. Ms. Miller also has 27 years of experience in health and pension benefits as well as policy making through her roles as Assistant Treasurer for Policy at the Office of Connecticut State Treasurer (1999-2010), Deputy Assistant Secretary and Acting Assistant Secretary for the Pension and Benefits Welfare Administration at the U.S. Department of Labor (1993-1999), Assistant Director for the American Federation of Labor and Congress of Industrial Organization (1988-1993), and Assistant Director of Research for SEIU. Ms. Miller’s background in investment management, ESG business strategies, and asset stewardship qualify her to serve on our Board of Directors.

Board Service: Ms. Miller has been a Member of the Investment Integration Project Advisory Council since 2021, has been a director of the Washtenaw Community College Foundation Board since June of 2022 and currently serves on the nonprofit Board of Directors of For the Long Term. She also previously served on the boards of the Global Reporting Initiative, The Council of Institutional Investors and The Thirty Percent Coalition.

Robert G. Romasco
Age 76
Lead Independent Director
Director Since September 2014

Robert G. Romasco has served on our Board of Directors since September 2014. Mr. Romasco served as President, and chief volunteer spokesperson, of AARP from 2012 until 2014, before that, Mr. Romasco served as Senior Vice President of customer, distribution, and new business development for QVC, Inc. from November 2005 until June 2006. Before joining QVC, he served as Executive Vice President and Chief Marketing Officer of CIGNA Corp. where he was responsible for driving marketing and distribution leverage across four independent business units. Before CIGNA Corp. and QVC, Mr. Romasco served as Chief Executive Officer of J.C. Penney Direct Marketing Services, a $1 billon insurance company where he led a return to profitable growth, prepared for the successful sale of the division while providing the workforce with performance bonuses and severanceprotection; Senior Vice President of American Century Investments; Director of Strategic Customer Development for Corporate Decisions Inc.; and as Chief Financial Officer of Epsilon, a pioneer in the database marketing industry. Mr. Romasco’s business experience provides him with an appreciation of markets that we serve, and his leadership experiences provide him with insights regarding product management and retail marketing, each of which qualify him to serve on our Board of Directors.

Board Service: Mr. Romasco served on AARP’s Board of Directors from 2006 until 2014, where he served as AARP’s Secretary-Treasurer; Chair of the board’s Audit & Finance Committee; and Chair of the National Policy Council. Mr. Romasco has served on the advisory board of the Eugene Bay Foundation, which makes grants to community-building organizations in Philadelphia. He served as an advisory board member of Eastwood, Inc., a privately held leader in direct marketed auto restoration components, from April 2005 until April 2019.

Edgar Romney Sr.
Age 81
Director Since July 1995

Edgar Romney Sr. has served on our Board of Directors since July 1995. Mr. Romney Sr. briefly became President of Workers United upon its formation in March 2009 and has been its Secretary-Treasurer since July 2009. He is also a member of the General Executive Board of Workers United and Vice President of Service Employees International Union, positions he has held since September 2009. Mr. Romney Sr. joined the former International Ladies’ Garment Workers’ Union (“ILGWU”) in 1962 as a shipping clerk. He later became an Organizer and Business Agent with Local 99 ILGWU and, in 1976, was asked to serve as Director of Organization for the largest ILGWU affiliate – Local 23-25. Two years later, he was elected Assistant Manager of Local 23-25, and in 1983, became the local’s

Manager-Secretary and an ILGWU Vice President. Mr. Romney Sr. served as Manager-Secretary of Local 23-25 until 2004, when he became Manager of the New York Metropolitan Area Joint Board, formed by the consolidation of the five local unions that represent apparel workers in the New York area. In 1989, Mr. Romney Sr. was elected ILGWU Executive Vice President, becoming the first African-American to hold that position, and in 1995, he became Executive Vice President of UNITE – the union that grew out of the merger of the ILGWU and ACTWU. He was elected to the position of Secretary-Treasurer of UNITE in 2003. With the merger of UNITE and HERE in 2004, Mr. Romney Sr. became Executive Vice President of UNITE HERE, a position he held until the separation of UNITE 12 and HERE in 2009. Mr. Romney Sr. served as Secretary-Treasurer of the Change to Win Coalition from September 2003 until 2009. Mr. Romney Sr. is the father of Mr. Romney Jr., who is the Chief Strategy and Administrative Officer. Mr. Romney Sr. brings to the board an intimate understanding of the Bank’s business, mission, and organization, as well as substantial leadership ability, all of which qualify him to serve on our Board of Directors and enhance his ability to provide valuable perspectives to our discussions and oversight of the Bank.

Board Service: Mr. Romney Sr. continues to serve on numerous boards of directors and is National Secretary of the A. Philip Randolph Institute; Vice President of IndustriALL and the New York State AFL-CIO; and an executive board member of the New York City Central Labor Council and the Workmen’s Circle. Mr. Romney Sr. is also a director of Amalgamated Life Insurance Company, a board member of the Sidney Hillman Foundation, and a trustee of each of the Consolidated Retirement Fund and the National Retirement Fund. Mr. Romney Sr. also serves as Chairman of the Consortium for Worker Education (CWE).

Julieta Ross
Age 54
Independent Director Since November 2023

Dr. Julieta Ross was appointed to the Board of Directors on November 13, 2023. With over 20 years of global banking technology leadership and experience, Dr. Ross offers a vast understanding of the broader financial services risk management landscape along with new technology perspectives including building market-leading banking platforms and digital capabilities. Dr. Ross is the Co-Founder and Chief Executive Officer of Okee Labs, an AI startup launched in 2019. She oversees all aspects of the company’s operations, including product development, research, and customer acquisition. Prior to this role, Dr. Ross was the Global Chief Technology Officer at Banco Santander from 2017 to 2019, Global Chief Technology Officer at M&T Bank from 2014 to 2017 and held various international roles for Citi (known as Citigroup prior to 2007) from 2000 to 2014 ultimately being named Chief Technology Officer for Latin America. She has a proven track record building and scaling businesses, leveraging digital technologies to reduce cost, drive customer experiences and improve productivity. Dr. Ross earned her Cyber Risk and Strategy Oversight certification from Diligent Institute in 2023 and is a member of the National Association of Corporate Directors.

Board Service: Dr. Ross has served on the boards of public, private and non-profit companies including Santander Consumer Finance, Mastercard Advisory Board, AAA Western and Central New York, Sheltered Harbor, Roswell Park Comprehensive Cancer Center Technology Committee and Row New York. She has been an advisor, judge and mentor for the Big Ideas Program at the University of California, Berkeley, since 2017. Dr. Ross is a founding member of the Sheltered Harbor Board.

Scott Stoll
Age 63
Independent Director Since November 2023

Mr. Scott Stoll was appointed to the Board of Directors on November 13, 2023. After working with Ernst & Young LLP for over 36 years, Scott Stoll retired as a partner in 2018. From 2010 to 2018, Mr. Stoll’s role at EY focused on financial services and quality assurance, as he was responsible for EY’s non-audit advisory work at a global systematically important bank while based in San Francisco. From 2004 to 2010, Mr. Stoll’s partner role focused on banking, capital markets and insurance when he played a leadership role in the expansion of Ernst & Young LLP’s financial services consulting capabilities in Zurich, Switzerland. Prior to relocating to Zurich, Mr. Stoll was based in New York from the years 2000 to 2004 where he was one of EY's lead advisory partners serving global banks and insurance/

reinsurance companies. Prior to this, Mr. Stoll’s role focused on commercial banking risk management and asset liability management from 1994 to 2000. He founded EY's asset liability management advisory practice and was a founding member of EY's U.S. financial services consulting practice serving numerous super regional banks across the U.S. From 1982 to 1994, Mr. Stoll worked on audit engagements for a variety of public company financial services clients. Mr. Stoll brings to the board his extensive experience at EY working in the banking industry, the insurance industry as well as the asset management industry.

Board Service: Since 2019, Mr. Stoll has been serving as the Audit Committee Chair of Farmers Group, Inc., as well as the Audit Committee Chair and member of the Executive Committee of its wholly owned subsidiary Farmers New World Life Insurance Company. Previously, Mr. Stoll was actively involved on the Board of the National Bureau of Asian Research from 2015 to 2020, a non-partisan, not-for-profit research institution whose mission is to inform and strengthen Asian-Pacific policy. During this time, Mr. Stoll was the Treasurer, the Chair of the Finance and Audit Committees and a member of the Executive Committee. Mr. Stoll also chairs the Strategic Planning Committee of the Leadership Council of the Schmidthorst College of Business at his alma mater, Bowling Green State University, where he advises on strategic initiatives, curricula plan, student mentorship and faculty engagement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES.

Biographical Information for Our Executive Officers
We have provided biographical information for each of our other executive officers besides Ms. Brown, whose information is provided along with our other directors.

Sam Brown
Age 42
Senior Executive Vice President and Chief Banking Officer

Sam Brown has served as our Senior Executive Vice President and Chief Banking Officer since August 2022. Mr. Brown joined us as Executive Vice President, Business Development in 2014, and in 2015, Mr. Brown became our Executive Vice President, Director of Commercial Banking. Prior to joining us, Mr. Brown served as Director of the White House Business Council in the White House’s Office of Public Engagement, a position he held from 2013 to 2014. As President Barack H. Obama’s liaison to the private sector, Mr. Brown worked on economic policies to help America’s working families and businesses succeed. Before leading the Business Council, Mr. Brown held various positions between 2007 and 2012 serving President Obama. Mr. Brown also served as the founding Chief Operating Officer of Organizing for Action and Finance Chief of Staff for the Obama-Biden 2012 campaign. Mr. Brown holds a bachelor’s degree from University of Southern California.

Jason Darby
Age 52
Senior Executive Vice President and Chief Financial Officer

Jason Darby has served as our Senior Executive Vice President and Chief Financial Officer since May 2021, as our Chief Accounting Officer and Controller and Executive Vice President from 2018 to 2021, and as our Controller and Senior Vice President from 2015 to 2018. Prior to joining us, he held roles at Capital One, Esquire Bank, and North Fork Bank. Early in his career, Mr. Darby spent five years at KPMG and two years at American Express. Mr. Darby is a licensed CPA in New York and holds a bachelor’s degree in accounting from St. Bonaventure University and an M.B.A. from the University of Pittsburgh.

Adrian Glace
Age 47
Senior Vice President and Chief Technology Officer

Adrian Glace has served as our Senior Vice President and Chief Technology Officer since October 2023. He is responsible for the Bank’s technology solutions, strategy, roadmap, and critical technology vendor relationships. He joins Amalgamated Bank from Valley National Bank where he was most recently Director of Product and Platform Engineering from April 2022 to October 2023, focusing on process improvement, platform integration, solution architecture and AML support. Prior to Valley National, Adrian served as the Head of Application Management at Bank Leumi from March 2015 to April 2022, where he was responsible for the digital and customer facing, credit risk, loan origination, compliance, fraud, payments, and core processing platforms. Prior to Leumi, Adrian worked for Fidelity Information Services from April 2002 to March 2015, where he provided technology solutions to banking clients. Adrian holds several IT certifications and has a B.A. in Computer Information Science and Finance from Franciscan University of Steubenville, Ohio. He also holds an M.B.A. in Finance and Operations Management from New York University.

Tyrone Graham
Age 60
Executive Vice President and Chief Human Resources Officer

Tyrone Graham has served as our Executive Vice President and Chief Human Resources Officer since November 2021. Mr. Graham is responsible for Amalgamated’s human resources strategy; a plan focused on building culture and attracting, developing, retaining, and engaging our most valued asset, our colleagues. This includes talent acquisition and development, compensation, benefits, payroll, and internal communications. Prior to joining Amalgamated, Mr. Graham previously served as Senior Vice President of Talent Management at Eastern Bank from

2015 to 2021. He has also held senior HR roles at GE Capital, Sun Life Financial U.S., Bank of America, and Citizens Financial Group. He started his HR career at USTrust Bank, Boston, where he served as Vice President of Corporate Training & Development. Mr. Graham is a graduate of Emmanuel College, Boston, where he received his Bachelor of Science in Business Administration.

Margaret Lanning
Age 70
Executive Vice President and Chief Credit Risk Officer

Margaret Lanning has served as our Executive Vice President, Chief Credit Risk Officer since July 2022. In this role, Ms. Lanning leads the credit risk management of the Bank's lending activities and is responsible for the development of a robust credit policy that reflects the risk appetite established by executive management and the board. Ms. Lanning previously served as Executive Vice President and Chief Credit Officer at Investors Bank where she developed and enhanced the bank's credit culture and led the credit risk management for all the bank's lending activities and loan portfolios. Before that, Margaret she served as Chief Credit Officer at OceanFirst Bank and spent more than two decades at Wells Fargo in positions of increasing authority in both Lending and Credit Risk Management. Ms. Lanning has earned numerous awards and accolades over the span of her career. She is a past recipient of the NJBIZ Best 50 Women in Business Award, the Woman of Influence in Finance Award, and was an EWNJ Salute to Policy Makers Honoree. She currently sits on the Banking Advisory Board of Moody's Analytics and the Institute for Women's Leadership at Rutgers University. Margaret most recently was a member of the Board of Trustees for the Liberty Science Center.

Ina Narula
Age 48
Executive Vice President and Chief Risk Officer

Ina Narula has served as Executive Vice President, Chief Risk Officer (CRO) since April 2023. As CRO, Ms. Narula oversees all risk management practices, which safeguard our customers, investors, reputation, and assets. A 20-year veteran in the financial services industry, Ms. Narula brings extensive experience in risk management and in-depth knowledge of the banking industry. Before joining Amalgamated, from 2017 to 2023, Ms. Narula acted as chief risk officer in Supervision & Regulation for the Federal Reserve Bank of New York where she strengthened risk management practices to ensure the safety and soundness of financial institutions in New York State. She has also held risk management positions at Deutsche Bank and American Express, as well as audit and analysis positions at Proctor & Gamble, Fifth Third Bank, and Federal Mogul. She holds a bachelor's degree in business administration from the University of Delhi and is a certified public accountant.

Edgar Romney, Jr.
Age 44
Executive Vice President and Chief Administrative and Strategy Officer

Edgar Romney Jr., has served as the Bank's Executive Vice President, Chief Strategy and Administrative Officer since April, 2023. Mr. Romney is responsible for leading the Bank's strategic agenda, assisting the CEO in evaluating strategic growth opportunities, overseeing progress on key business goals, and leading innovation to maintain the Bank's competitiveness. In addition, Mr. Romney is tasked with serving as the spokesperson for communicating enterprise strategy to key stakeholders. He currently is serving as the Interim Chief Audit Executive as of April 2024 while the Company searches to fill this role. Prior to this role, he served as the Bank's Chief Revenue Officer, in this role, Mr. Romney was responsible for the execution of the business strategy for deposit, lending and investment portfolios as well as achieving budget goals for the Bank's banking and investment team. In the past five years, Mr. Romney also held the role of Regional Sales Director, leading the Bank's commercial sales team in the northeast. Lastly, in his 16 years with the bank, Mr. Romney also held the role of Chief Risk and Compliance Officer and Deputy General Counsel. Mr. Romney received his J.D. from St. John's University School of Law and his Bachelor's Degree from Cornell University.

Sean Searby
Age 42
Executive Vice President and Chief Operations Officer
Sean Searby has served as our Executive Vice President, Chief Operations Officer since April 2022, and our Executive Vice President, Operations and Program Management since 2020. Prior to that, he served as the Director of Product Management from 2018 to 2020, and as the Director of Product & Client Services within Commercial Banking from 2015 to 2018. Before joining us, Mr. Searby worked in Global Transaction Banking at HSBC on the USD Clearing Team, providing foreign financial institutions and multinational corporations access to the USD market. Before HSBC, Mr. Searby was in the Strategic Planning Group at Cathay Bank. Earlier in his career, he held a number of positions in Product Management, Service and Operations within Transaction Banking.

Mandy Tenner
Age 44
Executive Vice President and Chief Legal Officer

Mandy Tenner has served as our Executive Vice President and Chief Legal Officer, since December 2023, previously having held the title of Executive Vice President and General Counsel since April 2022. Before that she served as our Deputy General Counsel from April 2018 to April 2022, and as our Assistant General Counsel from April 2016 until April 2018. Before joining us, she served as counsel for ContourGlobal, a global power company from November 2010 to March 2016. Earlier in her career, she worked at Guggenheim Partners in their Leveraged Debt Group. She holds a bachelor's degree in History and Political Science from Brandeis University, an M.A. in French from Middlebury College, and a J.D. degree from Brooklyn Law School.

Leslie Veluswamy
Age 39
Executive Vice President and Chief Accounting Officer

Leslie Veluswamy has served as our Executive Vice President and Chief Accounting Officer since November 2022. Previously, she served as the Senior Vice President and Chief Accounting Officer at Dime Community Bancshares, Inc. ("DCB") from 2019 until 2022. Prior to that, Ms. Veluswamy served as Senior Vice President and Director of Financial Reporting at DCB from 2016 to 2019. Ms. Veluswamy is a licensed CPA in New York and holds a B.S. in Accounting and a Master's degree in Accounting from the University of Florida.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of March 27, 2024, the record date:

•each person known to us to be the beneficial owner of more than 5% of our common stock;

•each Named Executive Officer;

•each of our directors;

•each of our director nominees; and

•all of our executive officers and directors as a group.

Unless otherwise noted in the footnotes below, the address of each beneficial owner listed in the table is c/o Amalgamated Financial Corp., 275 Seventh Avenue, New York, New York 10001. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 30,500,218 shares of our common stock outstanding as of March 27, 2024.

In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding their restricted stock and restricted stock units that will vest within 60 days of March 27, 2024, as well as shares of our common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 27, 2024. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Named Executive Officers, Directors, and Director Nominees
Priscilla Sims Brown(1)	80,627	*
Jason Darby(1)	30,056	*
Sam Brown(1)(2)	18,499	*
Sean Searby(1)	5,445	*
Margaret Lanning(1)	3,979	*
Lynne P. Fox(2)(3)	15,781	*
Maryann Bruce(3)	20,768	*
Mark A. Finser(3)	14,567	*
JoAnn S. Lilek(3)	8,324	*
Darrell Jackson(3)	6,186	*
Julie Kelly(2)(3)(4)	13,027	*
John McDonagh(2)(3)	15,727	*
Meredith Miller(3)	3,439	*
Robert G. Romasco(2)(3)	14,227	*
Edgar Romney Sr.(2)(3)	12,727	*
Julieta Ross	—	—
Scott Stoll	—	—
All directors and executive officers as a group (22 persons)	275,367	0.90%

Greater than 5% Stockholders
Workers United Related Parties(7)	12,493,604	40.96%
Blackrock, Inc.(8)	2,681,086	8.79%
Adage Capital Partners L.P.(9)	1,963,108	6.44%
* Represents less than 1% of total outstanding shares, including exercisable options.

(1)In addition to the shares of common stock included in the table above, our NEOs also hold unvested PRSUs which vest outside of 60 days subject to the achievement of corporate goals. A summary of unvested PRSUs follows:

Name	Minimum Number of Units That Will Vest	Number of Units That Will Vest at Target Performance	Maximum Number of Units That Will Vest
Priscilla Sims Brown	—	56,007	84,012
Jason Darby	—	11,245	16,869
Sam Brown	—	9,124	13,687
Sean Searby	—	6,147	9,221
Margaret Lanning	—	4,765	7,148

(2)Includes currently exercisable options to purchase our common stock as follows: Mr. Brown 31,520 shares, Director Fox 23,660 shares, Director Kelly 18,260 shares, Director McDonagh 30,360, Director Romasco 30,360 shares, and Director Romney Sr. 18,260 shares.
(3)For all Directors except Director Fox, amounts include 3,439 restricted stock units ("RSUs") that vest within 60 days. For Director Fox, amount includes 4,459 RSUs that vest within 60 days.

(4)Excluded from the table above, Director Kelly disclaims beneficial ownership for 300 shares of our common stock owned by her spouse.
(5)Workers United is a registered bank holding company. The Workers United Related Parties, which includes Workers United and certain joint boards, locals or similar organizations authorized under the constitution of Workers United, entered into an Ownership Agreement among themselves, pursuant to which they agreed not to transfer any of their common stock unless the transfer complies with the 2018 Investor Rights Agreement. Pursuant to the Ownership Agreement, the Workers United Related Parties also agreed that, before offering any of their common stock to an unaffiliated third party, they will first offer the other Workers United Related Parties the opportunity to purchase such shares. See “Certain Relationships and Related Party Transactions.” Based solely on the Schedule 13G/A filed on February 6, 2024 by the Workers United Related Parties, each party thereto reported sole voting power and sole dispositive power of the following shares of our common stock: Workers United—7,871,505.93 shares; Chicago & Midwest Regional Joint Board, Workers United—479,567 shares; Laundry, Distribution & Food Service Joint Board, Workers United—281,583.12 shares; Local 50, Workers United—114,600 shares; Mid-Atlantic Regional Joint Board, Workers United—264,939.14 shares; New York-New Jersey Regional Joint Board, Workers United —1,630,806.40 shares; New York Metropolitan Area Joint Board, Workers United— 0 shares; Pennsylvania Joint Board Workers United, SEIU—374,517.82 shares; Philadelphia Joint Board, Workers United—523,022 shares; Rochester Regional Joint Board Fund for the Future— 132,580 shares; Rochester Regional Joint Board, Workers United—519,132.96 shares; Western States Regional Joint Board, Workers United—119,380 shares; Workers United Canada Council—27,421.98 shares; Southern Regional Joint Board, Workers United—149,794.78 shares; and Southwest Regional Joint Board—4,752.85 shares. The address for the United Workers Related Parties is 22 South 22nd Street, Philadelphia, Pennsylvania 19103.
(6)According to a Schedule 13G filed with the SEC on January 24, 2024, BlackRock, Inc. and its subsidiaries have sole voting power with regard to 2,681,086 shares of our common stock and sole dispositive power with regard to 2,887,691 shares of our common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(7)According to a Schedule 13G/A filed with the SEC on February 7, 2024, each of Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Management, L.P., Robert Atchinson and Phillip Gross share voting and dispositive power with regard to 1,963,108 shares of our common stock. The address of each reporting person is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who beneficially own more than 10% of our outstanding common stock to file reports of their stock ownership and changes in their ownership of our common stock with the SEC. Based on Company records and other information, we believe that all SEC filing requirements were complied with for 2023, except for the following reports, which were inadvertently filed after the applicable deadlines: one Form 3 for each of Tyrone Graham, Ina Narula, Julieta Ross and Scott Stoll; and two Form 4s for our stockholder Workers United reporting five transactions in our common stock.

CORPORATE GOVERNANCE AND SOCIAL RESPONSIBILITY

Introduction

    Our Board of Directors sets high standards for the Company's employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of the Company's business. To fulfill its responsibilities and to discharge its duty, the Board of Directors follows the procedures and standards that are set forth in our Corporate Governance Principles, which is available on our website, www.amalgamatedbank.com, under the “Investor Relations” tab.

Director Independence

Under the rules of Nasdaq, independent directors must constitute a majority of a listed company’s Board of Directors. A director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board currently has 13 members consisting of our President and Chief Executive Officer (Ms. Brown), five Directors designated by Workers United (Ms. Fox, Ms. Kelly, and Mr. Romney Sr. and two independent Directors, Ms. Bruce and Ms. Miller), the former chair of New Resource Bank’s Board of Directors, which merged with the Company in 2018 (Mr. Finser), and our other six existing independent Directors (Mr. Jackson, Ms. Lilek, Mr. McDonagh, Mr. Romasco, Dr. Ross and Mr. Stoll).

Our Board of Directors has evaluated the independence of each Director who served during 2023 based on the independence criteria under Nasdaq rules and has determined that each of Ms. Bruce, Mr. Finser, Mr. Jackson, Ms. Lilek, Mr. McDonagh, Ms. Miller, Mr. Romasco, Dr. Ross and Mr. Stoll was an independent Director.

As part of this evaluation, our Board of Directors considered the current and prior relationships that each independent Director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each independent Director, and the matters discussed under “Certain Relationships and Related Party Transactions.” Our Board also reviewed transactions that independent Directors and their immediate family members and affiliates have as customers with the Bank in order to confirm that any loans outstanding are not past due, or nonaccrual or troubled debt restructurings, that the loans were made in the ordinary course of business on prevailing terms, and that they did not involve more than the normal risk of collectibility or present other unfavorable features. Additionally, these transactions are subject to our Code of Business Conduct and Ethics.

Our Board of Directors determined that the following Directors are not independent based on relationships between the Company and such directors: Ms. Fox, Ms. Brown, Ms. Kelly, and Mr. Romney Sr. In reaching this decision, the Board considered factors, including the fact that (i) Ms. Brown is the Company's Chief Executive Officer, (ii) each of Ms. Fox and Mr. Romney Sr. is an employee of Workers United and (iii) Ms. Kelly is an employee of New York-New Jersey Joint Board, Workers United, which is the Company’s largest stockholder and a registered bank holding company. Although under applicable Nasdaq rules, Workers United would not be considered the Bank’s “parent” because it does not consolidate financial statements with the Bank, any subjective criteria to determine whether any director who satisfies the objective criteria nonetheless has relationships or other attributes that would preclude him or her from being found independent must also be taken into account.

Board Diversity Disclosure

In accordance with the Nasdaq Listing Rule 5606, each Nasdaq-listed company must annually disclose information on each director’s voluntary self-identified characteristics. The table below includes information on the diversity of the Board of Directors based upon such information voluntarily provided by each director.

Board Diversity Matrix (As of April 11, 2024)
Total Number of Directors	13
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	7	6	—	—
Part II: Demographic Background
African American or Black	1	2	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	5	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	—

Meetings and Committees of the Board of Directors

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include, among others, the Audit Committee, Compensation and Human Resources Committee, Nominating and Governance Committee, Executive Committee, Credit Policy Committee, Enterprise Risk Oversight Committee, and Trust Committee. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents. The current composition and responsibilities of each committee are described below. Members will serve on these committees so long as they are a member of the Board of Directors until their resignation or until otherwise determined by our Board of Directors.

Current Director Committee Assignments

Director	Executive	Audit	Compensation and Human Resources	Nominating and Governance	Enterprise Risk Oversight	Trust	Credit Policy
Lynne P. Fox	• Chair
Priscilla Sims Brown	•
Maryann Bruce	•	•			• Chair
Mark A. Finser			• Chair	•		•
Darrell Jackson				• Chair		•	•
JoAnn S. Lilek	•	• Chair			•
Julie Kelly					•	•
John McDonagh		•	•				• Chair
Meredith Miller			•	•	•	•
Robert G. Romasco	•		•	•
Edgar Romney Sr.						• Chair	•
Julieta Ross		•			•
Scott Stoll		•					•

Anticipated Director Committee Assignments After Annual Meeting

Assuming the election of each Director nominee, immediately following the Annual Meeting, the committee assignments will be as follows:

Director	Executive	Audit	Compensation and Human Resources	Nominating and Governance	Enterprise Risk Oversight	Trust	Credit Policy
Lynne P. Fox	• Chair
Priscilla Sims Brown	•
Maryann Bruce	•	•			• Chair
Mark A. Finser	•		•	•		•
Darrell Jackson				•		•	• Chair
JoAnn S. Lilek	•	• Chair			•
Julie Kelly					•	•
Meredith Miller			• Chair	•	•	•
Robert G. Romasco			•	• Chair
Edgar Romney Sr.						• Chair	•
Julieta Ross		•			•
Scott Stoll		•					•

Audit Committee

Our Audit Committee currently consists of Ms. Bruce, Ms. Lilek, Mr. McDonagh, Dr. Ross and Mr. Stoll, with Ms. Lilek serving as Chair. After the Annual Meeting, and in accordance with the Company's tenure policy, Mr. McDonagh will no longer be a member of the Board of Directors or the Audit Committee. Ms. Lilek will continue as Chair and the other members of the Audit Committee will be Ms. Bruce, Dr. Ross and Mr. Stoll. The Audit Committee met 12 times during the 2023 fiscal year. Our Audit Committee performs the duties required of audit committees under 12 C.F.R. § 363.5 for insured depository institutions and under the Sarbanes-Oxley Act of 2002 (“SOX”). Our Audit Committee has responsibility for, among other things:

•selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•monitoring the internal controls over financial reporting and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•reviewing the adequacy and effectiveness of our internal control policies and procedures;

•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•preparing the Audit Committee report required by the Exchange Act rules to be included in our annual proxy statement; and

•oversight of our SOX compliance.

The rules of Nasdaq require our Audit Committee to be composed entirely of independent directors, subject to certain limited exceptions. Applicable FDIC regulations also require that our Audit Committee be composed of “outside directors who are independent of management.” Our Board of Directors has affirmatively determined that each of the current and aforementioned future members of our Audit Committee meet the heightened definition of “independent directors” and “outside directors” under Nasdaq listing standards and FDIC regulations, respectively. Each member of our Audit Committee also satisfies the independence requirements and additional independence criteria under Rule 10A-3 under the Exchange Act. In addition, as a bank holding company with more than $3 billion in assets, under applicable FDIC regulations, our Audit Committee includes members with banking or related financial management expertise, has access to its own outside counsel, and does not include any large customers of the Bank. Our Board of Directors also has determined that each of Ms. Lilek and Mr. Stoll qualify as an “audit committee financial expert” as defined by Exchange Act rules.

Our Board of Directors has adopted a written charter for our Audit Committee, which is available on our website, www.amalgamatedbank.com, under the “Investor Relations” tab.

Compensation and Human Resources Committee

Our Compensation and Human Resources Committee (the “Compensation Committee”) currently consists of Mr. Finser, Mr. McDonagh, Ms. Miller, and Mr. Romasco, with Mr. Finser serving as Chair. After the Annual Meeting, and in accordance with the Company's tenure policy, Mr. McDonagh will no longer be a member of the Board of Directors or the Compensation Committee. Ms. Miller will serve as Chair, and the other members of the Compensation Committee will be Mr. Finser and Mr. Romasco. The Compensation Committee met ten times during the 2023 fiscal year. The Compensation Committee is responsible for, among other things:

•reviewing and approving compensation of our executive officers including salary, long-term incentives, cash incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans;

•reviewing and recommending compensation policies and practices for our employees and considering whether risks arise from such policies and practices;

•overseeing compliance with our clawback policy;

•reviewing the compensation of our non-employee directors and recommending any changes to the full board;

•reviewing and discussing annually with management any executive compensation disclosure required by Exchange Act rules;

•administering, reviewing and making recommendations with respect to our equity or long term compensation plans;

•oversight of the development of succession plans for our executive officers and their direct reports;

•oversight of our policies regarding employee engagement; and

•oversight of our diversity and inclusion program.

The Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of our Board of Directors or officers to grant stock awards under our equity or long term incentive plans to persons who are not then subject to Section 16 of the Exchange Act. Delegation by the Compensation Committee to any subcommittee shall not limit or restrict the Compensation Committee on any matter so delegated, and, unless the Compensation Committee alters or terminates such delegation, any action by the Compensation Committee on any matter so delegated shall not limit or restrict future action by such subcommittee on such matters. The Compensation Committee has delegated authority to our President and Chief Executive Officer and Chief Financial Officer to grant, and designate recipients for, a limited number of awards under the Equity Plan, and to determine the number of shares issued to (i) high performers at any level who exceed expectations (ii) high performers in critical roles, and (iii) spot-bonuses for retention. These grants would use the same “form of” RSU Agreement that has previously been reviewed and approved by the Committee.

Our Board of Directors has evaluated the independence of the current and aforementioned future members of our Compensation Committee and has determined that each member of our Compensation Committee meets the heightened definition of an “independent director” under Nasdaq listing standards. Each member of our Compensation Committee also satisfies the independence requirements and additional independence criteria under Rule 10C-1 under the Exchange Act, and qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

Our Board of Directors has adopted a written charter for our Compensation Committee, which is available on our website, www.amalgamatedbank.com, under the “Investor Relations” tab.

Role of Compensation Consultant

Our Compensation Committee retains, at our expense, independent consultants to assist it in executive compensation matters. The Compensation Committee retained Farient Advisors, LLC (“Farient”) to assist it in executive compensation matters beginning in May 2023. Farient reports directly to the Compensation Committee and does not have any other consulting engagements with management or the Company. In considering the retention of Farient, the Compensation Committee assessed Farient’s independence in light of SEC rules and Nasdaq listing standards and determined that Farient was independent and their work did not create any conflicts of interest.

During 2023, the Compensation Committee met with such consultants numerous times in and out of the presence of management, to review findings based on market research and considers those findings in determining and adjusting our executive compensation program.

With respect to Chief Executive Officer compensation, Farient provided, and continues to provide, an independent recommendation to the Compensation Committee, in the form of a range of possible outcomes, for the Compensation Committee’s consideration. In developing its recommendation, Farient relies on its understanding of our business and compensation programs and Farient’s independent research and analysis. Farient does not meet with our Chief Executive Officer with respect to Chief Executive Officer compensation. Farient also assisted us in the design of our annual incentive plan for our eligible employees, including our Named Executive Officers. With respect to Director compensation and the compensation of our senior executive vice-presidents and executive vice-presidents, Farient conducts market analyses and advises us on best practices and market trends. Farient provides to the Compensation Committee an independent assessment of management’s recommendations on senior executive vice-presidents and executive vice-presidents compensation.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Mr. Finser, Mr. Jackson, Ms. Miller, and Mr. Romasco, with Mr. Jackson serving as Chair. After the Annual Meeting, Mr. Romasco will serve as Chair and the other members of the Nominating and Governance Committee will be remain the same. The Nominating and Governance Committee met nine times during the 2023 fiscal year. The Nominating and Governance Committee is responsible for, among other things:

•assisting our Board of Directors in identifying individuals qualified to become Directors and recommending Director nominees for each annual or special meeting of stockholders or for any vacancies or newly created directorships that may occur between such meetings to the Board of Directors;

•reviewing periodically the governance principles adopted by the Board of Directors and developing and recommending governance principles applicable to our Board of Directors;

•making recommendations to the Board of Directors as to determinations of director independence;

•overseeing the evaluation of our Board of Directors;

•overseeing the Board's training, education, and development;

•recommending members for each Board committee of our Board of Directors;

•review the performance of the Board, including Board committees, and the CEO, and shall make recommendations to the Compensation and Human Resources Committee, as applicable, for areas of improvement as it deems appropriate;

•review Director resignation; and

•review and assess stockholders’ feedback and periodically review and assess the Company’s stockholder engagement process. The Committee shall review and make recommendations to the Board regarding stockholder proposals.

Our Board of Directors has evaluated the independence of the current and aforementioned future members of our Nominating and Governance Committee and has determined that each member of the Nominating and Governance Committee is “independent” under Nasdaq listing standards.

Our Board of Directors has adopted a written charter for our Corporate Governance and Nominating Committee, which is available on our website, www.amalgamatedbank.com, under the “Investor Relations” tab.

Executive Committee

Our Executive Committee currently consists of Ms. Brown, Ms. Bruce, Ms. Fox, Ms. Lilek and Mr. Romasco, with Ms. Fox serving as Chair. Ms. Fox will continue as Chair and the other members of the Executive Committee will be remain the same, with the exception of Mr. Romasco by virtue of his role as Lead Independent Director. Mr. Finser will join the Executive Committee after the Annual Meeting in his role as Lead Independent Director. The Executive Committee met four times during the 2023 fiscal year. Previously, this committee was named the Executive and Corporate Social Responsibility (CSR) Committee, but during the 2023 fiscal year, the full Board assumed responsibility for overseeing corporate social responsibility matters. Prior to reallocation of CSR matters to the Board, the Executive Committee was responsible for, among other things:

•advising our Chair and President and Chief Executive Officer regarding the agenda for future Board meetings; and

•reviewing our monthly financial results and attending to other matters requiring attention during the calendar months that our Board of Directors does not meet.

    Presently, the Executive Committee is responsible for, among other things:

•To attend to matters requiring attention between meetings of the Board of Directors; and
•The Committee shall advise the Chair of the Board, the Lead Independent Director and the President and CEO regarding the agenda for the upcoming meeting of the full Board.

The Committee is not authorized to: (a) declare dividends; (b) approve issuances of stock; (c) elect directors to fill vacancies on the Board or on any committee established by the Board; (d) fix directors’ compensation (e) elect the Chair or Vice Chair of the Board or the President; (f) submit to stockholders any action that requires stockholder approval; (g) amend or repeal these By-laws or adopt new By-laws; and (h) amend or repeal any resolution of the Board which by its terms shall not be amended or repealed without the approval of the entire Board or take any other action not authorized by law or the Company’s By-laws.

Our Board of Directors has adopted a written charter for our Executive Committee, which is available on our website, www.amalgamatedbank.com, under the “Investor Relations” tab.

Credit Policy Committee

Our Credit Policy Committee currently consists of Mr. Jackson, Mr. McDonagh, Mr. Romney Sr., and Mr. Stoll, with Mr. McDonagh serving as Chair. After the Annual Meeting, Mr. McDonagh will no longer be a member of the Board of Directors or the Credit Policy Committee. Mr. Jackson will serve as Chair and the other members of the Credit Policy Committee will be Mr. Romney Sr. and Mr. Stoll. The Credit Policy Committee met five times during the 2023 fiscal year. The Credit Policy Committee is responsible for, among other things:

•    assisting our Board of Directors in fulfilling its oversight responsibilities;

•    reviewing and approving credits above board-specified dollar limits;

•    monitoring the performance and quality of our credit portfolio;

•    overseeing the administration and effectiveness of, and compliance with, our credit policies; and

•    reviewing and assessing the adequacy of the allowance for loan and lease losses.

Enterprise Risk Oversight Committee

Our Enterprise Risk Oversight Committee currently consists of Ms. Bruce, Ms. Kelly, Ms. Lilek and Ms. Miller, and Ms. Ross, with Ms. Bruce serving as Chair. After the Annual Meeting, Ms. Bruce will continue as the Chair and the other members of the Enterprise Risk Oversight Committee will remain the same. The Enterprise Risk Oversight Committee met six times during the 2023 fiscal year. The Enterprise Risk Oversight Committee is responsible for, among other things:

•    overseeing our enterprise risk management framework, including policies and practices relating to the identification, measurement, monitoring and controlling our principal business risks;

•    ensuring that our risk management policies and procedures are commensurate with its structure, risk profile, complexity, activities and size;

•    providing an open forum for communications between management, third parties and our Board of Directors to discuss risk and risk management;

•    reviewing on a regular basis, at least annually, with our Chief Legal Officer, Chief Compliance Officer, and other Bank officers, our compliance with applicable laws and regulatory requirements and any legal or regulatory matters that could have a material impact on our financial statements, our compliance policies and any material reports or inquiries received from regulators or governmental agencies; and

•    reviewing the material findings of examinations conducted by any regulatory agencies and report the results of such findings to our Board of Directors.

Trust Committee

Our Trust Committee consists of Mr. Finser, Mr. Jackson, Ms. Kelly, Ms. Miller, and Mr. Romney Sr., with Mr. Romney Sr. serving as Chair. After the Annual Meeting, Mr. Romney Sr. will continue as Chair and the other members of the Trust Committee will remain the same. The Trust Committee met four times during the 2023 fiscal year. The Trust Committee is responsible for, among other things:

•    assisting our Board of Directors in fulfilling its oversight responsibilities;

•    overseeing trust management’s operation of the department in a manner that is consistent with the FDIC’s Statement of Principles of Trust Department Management;

•    overseeing the periodic, comprehensive reviews of each trust department account;

•    enacting written policies that address important trust department activities, including account reviews, deviations from approved criteria, and internal and external audit procedures; and

•    reviewing and assessing reports from supervisory agencies and trust management.

Director Meeting Attendance

Our Directors meet regularly to review our operations and discuss our business plans and strategies. Our Board of Directors has regularly scheduled meetings at least six times a year and our Executive Committee meets during the months when the Board of Directors does not meet.

Our full Board of Directors met 14 times in 2023. During 2023, each Director attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board on which he or she served. At our 2023 annual meeting, all of our Directors were in virtual attendance. We expect each Director to attend our annual meetings of stockholders, although we recognize that conflicts may occasionally arise that will prevent a Director from attending an annual meeting.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2023, our Compensation Committee consisted of Mr. Finser, Mr. McDonagh, Ms. Miller, and Mr. Romasco. None of them has at any time been an officer or employee of the Company or, has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. During 2023, none of our executive officers served as a member of the Board of Directors, compensation committee or other Board committee performing equivalent functions, of another entity that had one or more executive officers serving as a member of our Board of Directors or compensation committee.

Nominations of Directors

The Nominating and Governance Committee serves to identify, screen, recruit and nominate candidates to our Board of Directors. The committee charter requires the committee to review potential candidates for the board, including any nominees submitted by stockholders in accordance with our bylaws. The committee evaluated each nominee recommended for election as a Director in these proxy materials. In evaluating candidates proposed by stockholders, the committee will follow the same process and apply the same criteria as it does for candidates identified by the committee or the Board of Directors.

When considering a potential candidate for nomination, the Nominating and Governance Committee will consider the skills and background that we require and that the person possesses, diversity of the Board and the ability of the person to devote the necessary time to serve as a Director. The Nominating and Governance Committee has established the following minimum qualifications for service on our Board of Directors:

•the highest ethics, integrity and values;

•a strong personal and professional reputation;

•professional experience that adds to the mix of the Board as a whole;

•the ability to exercise sound, independent business judgment;

•freedom from conflicts of interest;

•demonstrated leadership skills;

•the willingness and ability to devote the time necessary to perform the duties and responsibilities of a Director;

•relevant expertise and experience, and the ability to offer advice and guidance to our President and Chief Executive Officer based on that expertise and experience; and

•understanding of and alignment with our mission.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, the Nominating and Governance Committee also considers the following criteria, among others:

•whether the candidate possesses the qualities described above;

•whether the candidate qualifies as an independent Director under Nasdaq listing standards;

•the candidate’s management experience in complex organizations and experience with complex business problems;

•the candidate’s other commitments, such as employment and other Board positions;

•the likelihood of obtaining regulatory approval of the candidate, if required;

•whether the candidate would qualify under our guidelines for membership on the Audit Committee, the Compensation Committee or the Nominating and Governance Committee; and

•whether the candidate complies with any minimum qualifications or restrictions set forth in our bylaws.

The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We recognize that a board made up of highly qualified Directors from diverse backgrounds benefits from the contribution of different perspectives and experiences to board discussions and decisions, promoting better corporate governance. Therefore, the committee assesses nominees based on merit, having regard to those competencies, expertise, skills, background and other qualities identified from time to time by the Board as being important in fostering a diverse and inclusive culture, which solicits multiple perspectives and views. The committee ensures that diverse characteristics, including but not limited to gender, age, ethnicity, disability and sexual orientation, are included in any pool of candidates from which our Board of Director nominees are chosen.

    In addition to the qualification criteria above, the Nominating and Governance Committee also takes into account whether a potential Director nominee qualifies as an “audit committee financial expert” as that term is defined by the Exchange Act rules, and whether the potential Director nominee would qualify as an “independent” Director under the Nasdaq listing standards and Exchange Act Rule 10A-3, if applicable.

We maintain a Board tenure policy (within in our Corporate Governance Guidelines) as a means of ensuring that our Board of Directors is renewed regularly with fresh perspectives. Under this policy, we generally seek to maintain an average tenure of ten years or less for our non-owner independent Directors. This approach strikes a balance between retaining Directors with deep knowledge of the Company while adding Directors who may bring an innovative outlook. As a group, independent Directors have an average tenure of approximately 4.6 years of service.

The Nominating and Governance Committee will consider candidates recommended by stockholders that are properly submitted in writing to the Company’s Corporate Secretary at Amalgamated Financial Corp., 275 Seventh Avenue, New York, New York 10001 and received not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting. For the 2025 Annual Meeting of Shareholders, the Company’s Corporate Secretary must receive recommendations no earlier than January 21, 2025 and no later than February 20, 2025. The stockholder must provide the information required for stockholder nominations in our bylaws and comply with the advance notice provisions and other requirements of our bylaws.

Board Leadership Structure

Our governance framework provides our Board of Directors with flexibility to determine the appropriate Board leadership structure for the Company. We recognize that different Board leadership structures may be appropriate for our Company depending on a number of different factors and, therefore, we reexamine our corporate governance policies and leadership structure from time to time to ensure that they continue to meet our needs. We believe this flexibility is important to allow our Board of Directors to determine the appropriate structure based on our specific needs at any given time.

Historically, our leadership structure separated the roles of Chair of the Board of Directors and Chief Executive Officer. The Board believes that this separation is presently appropriate as it allows Ms. Brown, as President and Chief Executive Officer, to focus primarily on leading our strategy and day-to-day operations, while Ms. Fox, as Chair, can focus on leading the Board in its consideration of strategic issues and monitoring corporate governance, social responsibility, community relations and stockholder issues.

Additionally, under our Investor Rights Agreement, dated August 13, 2018, with the Workers United Related Parties, we agreed that for so long as the Workers United Related Parties collectively continue to hold 20% of the total voting power of all then-outstanding voting securities of the Company, we and each of the Workers United Related Parties will take all requisite corporate action within each parties’ control as is reasonably necessary to ensure that the Chair of the Board of Directors is a Director designated by Workers United. Currently, Workers United has designated Ms. Fox as the Chair.

In order to provide for a greater role for the independent Directors in our oversight, we have also appointed a Lead Independent Director, Mr. Romasco. In this role, he may call and preside over executive sessions of the independent Directors without management present, as he deems necessary. After the Annual Meeting, Mr. Finser will serve as Lead Independent Director. We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Board’s Role in Risk Oversight

Our Audit Committee is responsible for overseeing our risk management processes relating to: (1) financial reporting risk and internal controls; (2) oversight of the internal audit process and legal compliance; (3) regulatory compliance; (4) SOX reporting; and (5) policies and procedures as they relate to our Code of Business Conduct and Ethics, conflicts of interest and complaints regarding accounting and audit matters. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks in its areas of review and the adequacy and effectiveness of internal control systems and operational risk (including compliance and legal risk). Our Chief Audit Executive reports to the Audit Committee and meets with the committee on a quarterly basis in executive sessions to discuss any potential risk or control issues involving management. The Audit Committee reports regularly to the full board, which also considers our entire risk profile.

Our Compensation Committee provides oversight of incentive compensation plans and risk related to compensation. Our Enterprise Risk Oversight Committee is responsible for overseeing our risk management framework, including policies and practices relating to the identification, measurement, monitoring and controlling our principal business risks and ensuring that our risk management framework is commensurate with its structure, risk profile, complexity, activities and size. After the Annual Meeting, our Enterprise Risk Oversight Committee will remain comprised of four independent Directors, Ms. Lilek, Ms. Miller, Dr. Ross (who has earned the Cyber Risk and Strategy Oversight certification from Diligent Institute), and the Committee Chair, Ms. Bruce (who has earned the CERT Certificate in Cybersecurity Oversight from the Software Engineering Institute of Carnegie Mellon University), and one Director, Ms. Kelly, who is not independent. Our Enterprise Risk Oversight Committee works directly with our Chief Risk Officer and oversees and reviews our overall enterprise risk management program and the alignment of the Company’s risk profile with its strategic plan, goals and objectives.

The enterprise risk management program currently reviews risk in numerous areas within the Company, including market, liquidity, reputation, operations and technology, cybersecurity, compliance and legal, and strategic. The Enterprise Risk Oversight Committee reviews management reports regarding specifically identified risks and makes recommendations to the Board with respect to specifically identified material risks that it identifies. With regard to compliance and regulatory risk, our Enterprise Risk Oversight Committee is responsible for reviewing, on an annual basis, our compliance with applicable laws and regulatory requirements and any legal or regulatory matters that could have a material impact on our financial statements, our compliance policies and any material reports or inquiries received from regulators or governmental agencies.

The full Board receives reports from management, the Audit Committee, the Compensation Committee, the Credit Policy Committee, the Trust Committee, and the Enterprise Risk Oversight Committee. It reviews certain committee actions and focuses on the most significant risks we face and our general risk management strategy and also ensures that risks we undertake are consistent with Board policy. While the Board of Directors oversees our risk management, management is generally responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

Cyber and Information Security. With respect to cybersecurity, on a quarterly basis, our Enterprise Risk Oversight Committee receives reports on cybersecurity risks and preparedness. While the Enterprise Risk Oversight Committee, and the Board of Directors to which it reports, oversees our cybersecurity risk management, our management and Information Security Department are responsible for the day-to-day cybersecurity risk management processes. Threat from cyber-attacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. Our systems and those of our customers and third-party service providers are under constant threat and it is possible that we could experience a significant event in the future. We actively monitor the cybersecurity threat landscape with a focus on the financial services sector for trends and new threats. Our Information Security Department proactively identifies and monitors systems to analyze risk to the organization and implement mitigating controls where appropriate. Formal security awareness training is conducted regularly to increase overall employee awareness about cyber threats. In addition to maintaining a defensive cybersecurity strategy, we have a disaster recovery site in an ISO 27001-certified separate colocation data center. We also maintain a cyber insurance policy that is designed to reduce the risk of loss resulting from cyber security breaches.

While we believe that our cybersecurity programs are appropriate and have been effective to prevent material incidents thus far, risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our customers.

Environmental, Social and Governance (ESG). Our Board of Directors understands its role as stewards of long-term corporate performance, and that the Board has a critical role to play in ensuring that we are aware of, and able to navigate, the evolving risk and opportunities related to ESG matters. Therefore, the Board of Directors has oversight responsibilities with respect to our development and implementation of corporate social responsibility initiatives, including those related to ESG matters. Additional information regarding our ESG practices and strategies is below under “Corporate Social Responsibility.”

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and Directors. The full text of our Code of Business Conduct and Ethics, and any amendments thereto, are (or will be in the case of any amendments) available on our website, www.amalgamatedbank.com, under the “Investor Relations” tab. We intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, the Code of Business Conduct and Ethics.

Compensation of Directors for Fiscal Year 2023
Each non-employee director receives an annual cash retainer as compensation for his or her services as a member of the Board of Directors as follows:

•$150,000 for our board chair;

•$70,000 for our Lead Independent Director; and

•$50,000 for each other director.

In addition, non-employee directors serving on our Board committees also receive an additional cash retainer, as follows:

•Audit Committee members receive $10,000, while the Chair receives $25,000;

•Compensation Committee members and Enterprise Risk Oversight Committee members each receive $5,000, while the Chair receives $15,000;

•Nominating and Governance Committee members, Credit Policy Committee members, and Trust Committee members each receive $5,000, while each Chair receives $15,000; and

•Each member of our Executive Committee receives $5,000.

Effective in the fourth quarter of 2023, the supplemental meeting fee for all meetings in excess of eight per year, not to exceed twelve meetings per year, was eliminated, and chair retainers increased. The Chair of the Audit Committee received an increase of $15,000 and the Chairs of the Compensation Committee, Credit Policy Committee, Trust Committee and the Enterprise Risk Oversight Committee received an increase of $5,000.

We pay each non-employee director their applicable retainer in monthly installments.

Our non-employee directors also receive restricted stock units with a grant date fair value of approximately $50,000 under our 2023 Equity Incentive Plan upon their election at the annual meeting. The restricted stock units vest on the first anniversary of the grant date. Dividend equivalents accrue during the vesting period and are paid in cash to the extent the restricted stock units vest. In the event that a director resigns prior to the vesting of their restricted stock units, the unvested restricted stock units are forfeited.

We did not pay our President and CEO Ms. Brown any additional compensation for her service as a director during 2023. The following table provides the compensation paid to our non-employee directors for the year ended December 31, 2023.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Donald E. Bouffard, Jr.(3)	32,083	—	—	—	32,083

Maryann Bruce	75,833	50,000	—	—	125,833

Mark A. Finser	75,833	50,000	—	—	125,833

Lynne P. Fox	139,583	50,000	—	—	189,583

Darrell Jackson	75,833	50,000	—	—	125,833

Julie Kelly	60,000	50,000	—	—	110,000

JoAnn Lilek	76,667	50,000	—	—	126,667

John McDonagh	80,833	50,000	—	—	130,833

Meredith Miller	67,917	50,000	—	—	117,917

Robert G. Romasco	85,000	50,000	—	—	135,000

Edgar Romney Sr.	70,833	50,000	—	—	120,833

Julieta Ross(4)	5,417	—	—	—	5,417

Scott Stoll(4)	5,417	—	—	—	5,417

(1)On May 25, 2023, each non-employee director was granted 3,439 shares of restricted stock units and were valued at $14.54 per share. The value of the restricted stock units shown above equals the grant date fair value in accordance with FASB ASC Topic 718. These grants are expected to fully vest on May 25, 2024. Director Fox had an additional 1,020 restricted stock units outstanding from April 28, 2021, which are expected to fully vest on April 28, 2024.
(2)Outstanding stock options held by active non-employee directors at December 31, 2023 are as follows: Directors McDonagh, Romasco, 30,360; Director Fox, 23,660; Directors Kelly and Director Romney Sr., 18,260.
(3)Mr. Bouffard resigned from the Board on May 24, 2023 in accordance with our tenure policy.
(4)Dr. Ross and Mr. Stoll were appointed to the Board on November 13, 2023.

Corporate Social Responsibility

Environmental, Social and Governance (ESG).

The Board of Directors takes seriously its role as stewards of long-term corporate performance, and that the Board has a critical role to play in ensuring that we identify and navigate the evolving risk and opportunities related to ESG matters.

Our mission is to be America’s socially responsible bank empowering organizations and individuals to advance positive social change. Under the direction of our President and Chief Executive Officer and our Board of Directors, we are committed to the best practices of corporate social responsibility (“CSR”), proactively addressing environmental, social and governance (“ESG”) risks and opportunities that are relevant to us and align with our bank-wide dedication to responsible corporate citizenship. The Bank is a Certified B Corporation, which is a third-party endorsement of our formal commitment to social responsibility and positively impacting our employees, customers, community, and environment. In 2023, we received recertification by B Labs USA, allowing the bank to promote itself to clients and the public as a B Corp certified business. According to B Lab Global, the standard setting body for B Corps, the median score of an ordinary business would be 50.9, and the prior certification gave Amalgamated Bank a score of 115.1. With the recent Impact Score of 155.3, Amalgamated Bank has secured important validation for our commitment to be America's socially responsible bank.

To take the Bank’s commitment to its core values and the B Corp standards one step further, in connection with the Bank’s reorganization into a mid-tier holding company structure, the Company elected benefit corporation status under Delaware law. Benefit corporation directors have a fiduciary duty—established by statute—to consider a range of stakeholders when making decisions, including but not limited to the corporation’s stockholders. Thus, while a benefit corporation is a for-profit entity, its directors are duty-bound to follow a “triple bottom line” approach to running the business—pursing profit, promoting one or more public benefits, and considering a range of stakeholders (including the environment) affected by the corporation’s actions.

Our business strategy is focused on providing impact banking and lending services to a customer base that cares about how their money is invested. That strategy is rooted in our nearly 100-year history as a bank serving working people, labor unions, nonprofits, foundations, and impact businesses. We believe that there is a growing base of customers who want to entrust their monies with a company that aligns with their values. Our policy is to not lend to, or invest our own money in, (i) fossil fuel companies, (ii) companies that manufacture weapons, (iii) companies that we do not believe support the rights of workers, women, immigrants, or the LGBTQ+ community, or (iv) companies that take positions that are not aligned with our mission.

In 2023, the Bank updated its Supplier Code of Conduct. The Bank also onboarded third-party resources to assist in assessing the diversity of vendors and increase our ability to manage ongoing certification of vendors in compliance with the Bank's supplier policies.

2023 CSR Highlights

Below are the highlights of our CSR efforts in 2023.

•We grew the volume and share of our lending and select balance sheet investments supporting clients in high impact sectors such as climate solutions and affordable housing;

•We achieved 100% on Human Rights Campaign Foundation’s Corporate Equality Index;

•For the second year in a row, Amalgamated was heralded as one of the top banks globally for share of revenue generated by sustainability. The Bank continued to grow its lending to climate solutions, reaching 39.2% of our balance sheet and select investments for 2023.

•We hosted the annual meeting for the Global Alliance for Banking on Values at our headquarters in New York in coordination with events celebrating our 100th Anniversary.

•The Bank conducted its second pay equity analysis (published in February of 2024) finding significant pay parity in our adjusted pay for women and minorities.

•In line with the Bank’s impact focus, the majority of philanthropy through the Amalgamated Charitable Foundation was to racial justice and climate and economic equity. Since launching in 2017, the Foundation and its giving platform have processed grants of more than $531 million.

•We engaged companies held by Longview Funds, the Bank's collective investment funds for which the Bank serves as Trustee, on investor issues relating to climate risk, workplace diversity, and equity. The Bank reached successful resolution with six companies across a range of workplace equity topics.

•We purchase 100% renewable-energy for direct operations and net zero for operations for the sixth year in a row.

CSR Governance

We maintain an explicit commitment to the highest Corporate Social Responsibility and ESG standards. Under the direction of our Board of Directors and executive management, we are diligent in fulfilling our mission to be America’s socially responsible bank, empowering organizations, and individuals to advance positive social change. Our Board of Directors has oversight of our ESG activities and communications. In addition, our formal cross-department Corporate Social Responsibility (“CSR”) Committee is comprised of employees responsible for implementing various ESG policies, strategies, and communications. The CSR Committee is led by the Chief Sustainability Officer and reports regularly to the Board of Directors.

To guide our material environmental, social and governance efforts, we maintain a number of formal policies related to corporate governance, social well-being, environmental stewardship, and responsible investing. These include:

•an Anti-Money Laundering Policy, including Anti-Corruption;

•a Code of Business Conduct and Ethics,

•a Data Classification and Information Protection Policy;

•a Corporate Security Program, including Health and Safety;

•a Human Rights Policy;

•a Privacy Policy;

•a Supplier Code of Conduct; and

•a Clawback Policy.

We also hold a number of important memberships and affiliations that guide our work. We are a founding signatory of the Principles for Responsible Investing, United Nations’ Net Zero Banking Alliance and Principles for Responsible Banking ("UNPRB"), the Partnership for Carbon Accounting Financials, and the UN Principles for Women Empowerment and Global Compact. We are also a member of the Global Alliance for Banking on Values and supporter of the Task Force on Climate-Related Financial Disclosures.

Our business strategy is focused on providing impact banking and lending services to a customer base that cares about how their money is invested. That strategy is rooted in our 100-year history as a bank serving working people, labor unions, nonprofits, foundations, and impact businesses. We believe that there is a growing base of customers who want to entrust their monies with a company that aligns with their values. Our policy is to not lend to, or invest our own money in, (i) fossil fuel companies, (ii) companies that manufacture weapons, (iii) companies that we do not believe support the rights of workers, women, immigrants, or the LGBTQ+ community, or (iv) companies that take positions that are not aligned with our mission.

Additional information regarding our ESG programs and metrics is included on our website, www.amalgamatedbank.com, under “Investor Relations—Corporate Social Responsibility,” which information is not incorporated by reference into this proxy statement.

Diversity and Inclusion

Building on our leadership in respecting the rights of all employees, a Diversity and Inclusion statement included in the Employee Handbook designates the Bank as an anti-racist organization and supports a more active role in creating a more inclusive culture. We believe that maintaining and promoting a diverse and inclusive workplace where everyone feels valued and respected is essential for our growth. Diversity is important to us at the highest levels. Our twelve-member Board of Directors is comprised of seven women, four racially or ethnically diverse members, and one LGBTQ+ member.

We have a formal board diversity policy that provides that, when assessing board nominees, the Nominating and Governance Committee must ensure diverse characteristics, including but not limited to gender, age, ethnicity, disability, and sexual orientation, are included in any pool of qualified candidates from which the Board nominees are chosen.

We are focused on cultivating a diverse and inclusive culture where our employees can freely bring diverse perspectives and varied experiences to work. In our employee recruitment and selection process and operation of our business, we adhere to equal employment opportunity policies and provide mandatory annual employee trainings on Diversity Equity and Inclusion. We have established Employee Resource Groups to support employees from marginalized populations to help cultivate a healthy workplace culture. As of December 31, 2023, women held 17 of 41 senior management positions (which is defined as Senior Vice President and above) and five of 11 executive management positions (which is defined as Executive Vice President and above). 45% of our executive management and 46% of our senior management identify as people of color. Additionally, 58% of our employees identify as women and 63% of our employees identify as people of color. We publish our EEO-1 data annually.

Culture and Employee Engagement

We believe continuous engagement with our employees is important to driving our success. Our President and Chief Executive Officer and members of executive management hold Town Hall-style meetings in-person and virtually with all employees, covering topics such as business strategy and outlook, our competitive landscape, emerging industry trends, employee recognition, and includes a question and answer session with management. We believe this format, in addition to other on-going interactions between leadership and employees, promotes strong and productive conversations across our organization.

To attract and retain talent, we offer a comprehensive compensation and benefits package that includes health insurance, pension, savings plans, and employee development programs. We also provide our employees with career advancement opportunities. We have an explicit commitment to strong social and human capital management standards. As of December 31, 2023, approximately 21% of our employees are unionized under a collective bargaining agreement. Employees are aware of our stance in supporting organized labor and workers’ rights. In 2019, we became the first U.S. bank to raise our minimum wage to $20 per hour. Over the course of 2021, we participated in the development of the Living Wage Initiative along with a select group of corporate leaders with strong human capital management track records and have now been certified as a Living Wage Employer. Management regularly provides the Board with reviews of metrics covering the workforce, which includes diversity, workforce composition, recruitment and retention.

Environmental Responsibility

We have been an international leader in supporting strong environmental standards, sustainable finance, and responsible and sustainable banking practices. As a founding signatory of the United Nations Principles for Responsible Investing, a founding signatory to the United Nations Principles for Responsible Banking, and a founding member of the UN Net Zero Banking Alliance, we publicly committed to use finance as a tool to build a more sustainable planet. In 2021, we took several steps to continue our leadership in climate finance. We were one of the first U.S. banks to publish data in accordance with the Partnership for Carbon Accounting Financials ("PCAF") and were the first U.S. bank to publish a net zero climate target in accordance with and now validated by the Science Based Targets ("SBTi") methodology. We published our loan portfolio climate targets in October 2021, which built on a 2030 target of 49% reduction in absolute emissions from our 2020 baseline and reaching Net Zero in 2045. As a part of our Net Zero Report we disclosed asset class level targets and transition details.

In calculating the carbon impact of Company operations, we report to the standards of the Greenhouse Gas Protocol and disclose our Scope 1, 2, and 3 emissions, including Scope 3 Category 15 (financed emissions) which covers our balance sheet loans and investments as well as our Assets Under Management. Within our operational emission, we measure our Scope 1, Scope 2 and Scope 3 greenhouse gas emissions and purchase carbon offsets for any unavoidable carbon emissions. As part of our net zero climate targets, we are also seeking to reduce our direct or "operational" emissions to net zero by 2030. We are committed to 100% renewable energy across our corporate footprint where available.

We are increasing solar energy capacity through our Property Assessed Clean Energy ("PACE") program to credit carbon reductions through our financing activities to support our net zero ambition. Climate solutions comprise 39.2% of our loan and loan-based investment portfolio. Avoided emissions resulting from our climate solutions exceed our combined corporate and financed all emissions activities.

We continue to embed climate risk into our business strategy, and we are committed to ambitious action through risk management programs. In 2021, the Bank became a supporter of the Task Force on Climate Related Financial Disclosures ("TCFD") and produces a TCFD-aligned disclosure annually.

Impact Lending

As a mission-driven bank, we strive to create financial products that have a triple bottom line effect: environmental, social, and financial. We offer several products that emphasize social responsibility including, among others: lending for affordable housing, fossil fuel free investment portfolios, green lending, financing for community development financial institutions, lending to minority owned businesses, and debit card options that allow for money to be diverted to charities. As of December 31, 2022, 69% of our lending book meets our definition of “High Impact” and is 100% mission aligned. Additionally, 39.2% of our loans (including PACE securities) were dedicated to the category of Climate Protection and 20.1% to workforce and affordable housing. We do not lend to, or invest our own money in, (i) fossil fuel companies, (ii) companies that manufacture weapons, (iii) companies that do not support the rights of workers, women, immigrants or the LGBTQ+ community, or (iv) companies that take positions that are not aligned with our mission to create a more just and sustainable world.

ESG Investment Engagement

We regularly advocate for social and governance responsibility, using our public voice to support the impacts we work for. Such policies on workplace equity and climate support market opportunities for our portfolio and are aligned with both mission and business strategy. The LongView Funds (the “Funds”), continued to take a long-term view of stockholder value by actively promoting sound ESG practices at companies held in our portfolios. This active ownership practice includes the thoughtful and diligent exercise of our voting rights as well as engaging with our portfolio companies on a variety of issues.

Consequently, as Trustee of the Funds, we take an assertive approach of promoting best practices at portfolio companies and eliminating practices that are inimical to long-term growth. We do this through various mechanisms, including dialogues with companies on governance issues of concern and stockholder proposals that give all stockholders an opportunity to vote on a particular matter of concern.

During the 2023 stockholder season, Amalgamated Bank engaged with companies and filed stockholder resolutions on behalf of the Funds in a variety of issue areas: Net-Zero Emissions; Diversity, Equity, and Inclusion; Freedom of Association and Reproductive Rights. In total, Amalgamated Bank engaged with twenty companies. Additionally, all LongView shares were cast in support of each item highlighted by the AFL-CIO’s Key Votes Survey. We work with allied investor networks such as the Interfaith Center on Corporate Responsibility, Climate Action 100+ and As You Sow. This work is overseen by the Trust Committee of the Board of Directors and led by the Chief Trust Officer and Chief Sustainability Officer.

Active Stockholder Outreach and Engagement

We believe that engaging with stockholders is fundamental to our commitment to good governance. Throughout the year, we seek opportunities to engage in two-way conversations with our stockholders to gain and share valuable insights into current and emerging business strategies and trends. During 2023, we held numerous meetings with stockholders to discuss key corporate matters. Topics discussed included our business and growth strategy, risk management practices, including the performance of credit during the pandemic and CSR, including ESG matters. These meetings were conducted via teleconference or videoconference during individually scheduled meetings or industry conferences.

Communications with the Board of Directors

The Board of Directors has established a process for stockholders to send communications to the Board of Directors. Stockholders and other stakeholders may communicate with the Board as a group or individually by writing to: Amalgamated Financial Corp., 275 Seventh Avenue, New York, New York 10001, Attention: Corporate Secretary. The Board has instructed the Corporate Secretary to review these communications and promptly forward all communications relevant to the Board's roles and responsibilities.

Report of the Audit Committee

The Audit Committee’s responsibilities are stated in a written charter adopted by the Board of Directors. The Audit Committee has reviewed and discussed with management and with Crowe LLP, the independent registered public accounting firm for 2023, the Company's audited financial statements and other material financial disclosures for the year ended December 31, 2023. In addition, the Audit Committee has discussed with Crowe LLP the matters that independent registered public accounting firms must communicate to audit committees under applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the Securities and Exchange Commission.

The Audit Committee has also received the written disclosures and the letter from Crowe LLP required by applicable requirements of the PCAOB regarding Crowe LLP’s communications with the Audit Committee concerning independence, and has discussed with Crowe LLP its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing under the Exchange Act.

Submitted by the Audit Committee:

Ms. JoAnn Lilek, Chair
Ms. Maryann Bruce
Mr. John McDonagh
Dr. Julieta Ross
Mr. Scott Stoll

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above, the following is a summary of material provisions of various transactions we have entered into with our executive officers, directors, certain 5% or greater stockholders and entities affiliated with them since January 1, 2023. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Policies and Procedures Regarding Related Person Transactions

Bank Regulatory Policies and Procedures

Transactions by us with related persons are subject to a formal written policy which includes review by the Audit Committee of these transactions, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

Any financial services provided to directors, executive officers and their immediate family members and affiliated entities are offered in the ordinary course of business, upon substantially the same terms and conditions, including price, as we provide to similarly situated customers. Amalgamated Financial Corp.’s subsidiary banks also extend credit to some of the directors and their immediate family members and affiliated entities. All such extensions of credit outstanding at any time since January 1, 2023, comply with our policies and procedures and Federal Reserve Board Regulation O. All extensions of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Amalgamated Financial Corp. or its subsidiary banks, and did not involve more than the normal risk of collectability or present other unfavorable features.

Related-Person Transactions Policy

Under the Company's related-person transactions policy, our executive officers, directors (and nominees), large stockholders, and their immediate family members (each a “Related Party”) may not enter into a transaction with Amalgamated Financial Corp. or a subsidiary in which the amount involved exceeds $120,000, and in which the Related Party has a direct or indirect material interest, without approval from the Chief Legal Officer or his/her designee and the Audit Committee. Under certain circumstances, a related party transaction may be brought before the Board for consideration, and the Board may elect to review any proposed related party transaction or designate another independent body of the Board to review the proposed transaction. Under the policy, Related Parties are deemed not to have a direct or indirect material interest in various types of transactions, including certain compensation provided in connection with the discharge of duties; indemnification or advancement of expenses; charitable contributions; transactions involving competitive bids; ordinary course loans and other ordinary course deposit, banking, commercial, fiduciary or other financial services relationships; and transactions in which a Related Party’s interest derives solely from his or her services as a director of another entity or from certain equity interests.

Our Audit Committee (or Board or other independent body of the Board) will take into account the following factors, as appropriate, among other factors it deems appropriate in approving or rejecting a proposed transaction: (i) the benefits to Amalgamated Financial Corp. and whether the transaction is consistent with the interests of Amalgamated Financial Corp. and its stockholders; (ii) whether the transaction would impair the independence of an otherwise independent non-employee director; (iii) the availability of other sources for comparable products or services; (iv) whether the terms of the transaction are fair to Amalgamated Financial Corp. and on the same basis as would apply if the transaction did not involve a Related Party; and (v) whether the transaction would present an improper conflict of interest.

Explanatory Note

Effective March 1, 2021, pursuant to the terms of a Plan of Acquisition, dated September 4, 2020 by and between the Bank and the Company, the Bank became a wholly owned subsidiary of the Company and each outstanding share of Class A common stock, par value $0.01 per share, of the Bank was exchanged for one share of common stock, $0.01 par value per share, of the Company (the “Reorganization”), as such, a portion of the historical discussion below relates to the Bank prior to the effective date of the Reorganization.

Investor Rights Agreement with Workers United

The previous investor rights agreement entered into with certain parties including the Workers United Related Parties terminated by its terms upon consummation of the Bank’s initial public offering in August 2018. To provide for certain agreements with respect to the corporate governance and certain other matters related to the Bank, upon the closing of our initial public offering, the Bank entered into, and following the Reorganization, we assumed, an investor rights agreement (the “2018 Investor Rights Agreement”) with the Workers United Related Parties. In addition, we have other banking relationships with Workers United and, as of December 31, 2022 and December 31, 2023, Workers United had $52.2 million and $56.4 million of deposits with the Bank, respectively.

The following is a summary of certain provisions of the 2018 Investor Rights Agreement. For more detail, you should refer to 2018 Investor Rights Agreement, which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Pursuant to the 2018 Investor Rights Agreement, so long as the Workers United Related Parties, together with its affiliates and permitted transferees, owns a number of that shares that represent: (i) 10% of the total voting power, the Board of Directors must have exactly 13 members unless a waiver is granted (which such waiver has been granted with respect to our board size); and (ii) 20% of the total voting power, the Workers United Related Parties shall have the right to designate the Chair of the Board of Directors. Additionally, so long as the Workers United Related Parties, together with its affiliates and permitted transferees, owns a number of shares that represents: (i) at least 20% of the total voting power, then the Workers United Related Parties shall have the right to nominate five board members, two of which must be “independent” in accordance with the rules of the Nasdaq and applicable law (an “Independent Nominee”); (ii) between 15% and 19.9% of the total voting power, then the Workers United Related Parties shall have the right to nominate four board members, two of which must be Independent Nominees; (iii) between 10% and 14.9% of the total voting power, then the Workers United Related Parties shall have the right to nominate three board members, one of which must be an Independent Nominee; and (iv) between 5.0% and 9.9% of the total voting power, then the Workers United Related Parties shall have the right to nominate two board members, one of which must be an Independent Nominee. Pursuant to the 2018 Investors Rights Agreement, we shall take all requisite corporate action to effect the nomination of each director named by the Workers United Related Parties. In the event that a Workers United Related Parties nominee resigns as a result of a decrease in its total voting power, the Board of Directors shall elect an Independent Nominee to fill the vacancy thereby created. If a Workers United Related Parties nominee resigns for any reason other than as a result of a decrease in the total voting power of the Workers United Related Parties, then the Workers United Related Parties shall have the exclusive right to replace such board member.

Furthermore, the Board of Directors will be required to have an executive committee, an audit committee, a compensation committee, a nominating and governance committee, a credit/enterprise risk committee, and a trust committee (each, a “Designated Committee”) at all times. Subject to applicable law, regulations and regulatory guidance, if the Workers United Related Parties are entitled to designate two Independent Nominees, then at least one of the Independent Nominees shall serve on each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, unless otherwise waived by the Workers United Related Parties; provided, however, that, in the event the Workers United Related Parties are only entitled to designate one Independent Nominee, that Independent Nominee shall serve on at least two of the Designated Committees. In any event, a board member designated by the Workers United Related Parties shall chair the Trust Committee. In addition, pursuant to the 2018 Investor Rights Agreement, the Chair of the board (who may be a Workers United Related Parties nominee) shall be the Chair of the Executive Committee.

Pursuant to the 2018 Investor Rights Agreement, the Workers United Related Parties: (i) entered into an agreement with the underwriters of the Bank’s initial public offering pursuant to which the Workers United Related Parties agreed not to sell or transfer any share of common stock for 180 days following the closing of the Bank’s initial public offering on August 13, 2018 without the prior written consent of the underwriters; and (ii) agreed not to sell or transfer any share of common stock for a one-year period following the closing of the initial public offering on August 13, 2018 without the Bank’s written consent. Following the restrictive periods above, the Workers United Related Parties, together with its affiliates and other permitted transferees, may sell their shares privately or to the public in accordance with the limitations imposed upon resales by affiliates of a non-bank issuer under Rule 144 promulgated under the Securities Act. Accordingly, beginning in mid-August 2019, the Workers United Related Parties became entitled to sell a number of shares of common stock within any three-month period that does not exceed the greater of:

•1.0% of the number of shares of our common stock then outstanding, which as of the record date equals approximately 305,002 shares;

•the average weekly trading volume in our common stock during the four calendar weeks preceding the date of the sale; provided, however, that the Workers United Related Parties may exceed this volume limitation with our consent, which shall not be unreasonably withheld; and

•sales by the Workers United Related Parties will also be subject to manner of sale provisions imposed by Rule 144.

Under the terms of the 2018 Investor Rights Agreement, Workers United Related Parties can demand that we prepare a prospectus for an underwritten public offering within 30 days of the Workers United Related Parties’ written notice stating its intent to conduct such public offering for all or part of its shares of common stock (a “Demand Offering”). The Workers United Related Parties will be entitled to one Demand Offering in any 90-day period. However, the 2018 Investor Rights Agreement provides that we do not have to effect any Demand Offering unless the anticipated aggregate offering price, net any underwriting discounts or commission, is at least $50 million. Further, we may postpone any Demand Offering for up to 120 days if the Board of Directors determines such postponement is necessary to avoid premature disclosure of a material matter required to be disclosed in the prospectus, except that we cannot postpone any Demand Offering unless we concurrently (A) require the suspension of sales in the open market by our senior executives and directors in accordance with our insider trading policy and (B) refrain from any public offering and open market purchases during the postponement. If we do postpone the delivery of a prospectus, the Workers United Related Parties shall be entitled to withdraw its request, in which case the offering will not count as one of the permitted Demand Offerings. We must provide written notice to the Workers United Related Parties of any postponement of the delivery of a prospectus.

In the event that we propose to effect an underwritten offering of our common stock for the Company or any other stockholder, the Workers United Related Parties will also have the rights under the 2018 Investor Rights Agreement to participate in that underwritten offering. We are generally responsible for all offering fees and expenses of a Demand Offering or an offering in which the Workers United Related Parties participate, including reimbursement of reasonable attorneys’ fees to the Workers United Related Parties, but not including any underwriting discounts or commissions or transfer taxes attributable to the sale of common stock in such an offering. The demand and piggyback participation rights granted to the Workers United Related Parties under the 2018 Investor Rights Agreement are intended to be equivalent to those granted to the PE Investors under their existing registration rights agreement.

Additionally, in the event that we prepare a prospectus for the sale of the Workers United Related Parties’ common stock in accordance with the provisions described in the preceding paragraphs, we must indemnify the Workers United Related Parties and its officers, directors, employees, and affiliates from claims, damages, liabilities, and expenses that arise out of or are based upon any untrue statement or alleged untrue statement in that prospectus, any omission or alleged omission of a material fact required to be stated therein or necessary to make statements therein not misleading in that prospectus, or any violation of the Exchange Act or “blue sky” laws, except insofar and to the extent as the same are made in reliance and in conformity with information relating to the Workers United Related Parties furnished in writing to us by the Workers United Related Parties expressly for use therein. In the event the Workers United Related Parties provide information and affidavits that we request for use in connection with that prospectus, the Workers United Related Parties must indemnify us and our officers, directors, employees, and affiliates from claims, damages, liabilities, and expenses that arise out of or are based upon any untrue statement or alleged untrue statement in our prospectus, any omission or alleged omission of a material fact required to be stated therein or necessary to make statements therein not misleading in our prospectus, or any violation of the Exchange Act or “blue sky” laws, but only to the extent that the same are made in reliance and in conformity with information relating to the Workers United Related Parties furnished in writing to us by the Workers United Related Parties expressly for use therein.

The Workers United Related Parties entered into an Ownership Agreement among themselves (the “Ownership Agreement”), pursuant to which they agreed not to transfer any of their common stock unless the transfer complies with the 2018 Investor Rights Agreement. Pursuant to the Ownership Agreement, the Workers United Related Parties also agreed that, before offering any of their common stock to an unaffiliated third party, they will first offer the other Workers United Related Parties the opportunity to purchase such shares.

Interests of Certain Directors in the Consolidated Retirement Plan

Workers United, several of its affiliates, and the Bank are participating employers in the Consolidated Retirement Fund (the “CRF”), an ERISA multiemployer plan. Under our bylaws, any decision by the Bank to withdraw, in a complete or partial withdrawal, from the CRF, or to amend its participation in the CRF in a manner materially detrimental to its participants, shall require approval by not less than two thirds of the disinterested board members with such vote to be held at a board meeting at which all board members are given notice and an opportunity to participate in the discussion. In making such decision, the directors shall take into account each of the factors set forth in Section 7015(2) of the New York Banking Law and that the Bank is committed, as part of its mission and marketing efforts, to progressive pay policies for its employees. Each of the following directors is a participant under the CRF and, therefore, directly benefits from the Bank’s participation in the CRF: Ms. Fox, Ms. Kelly, and Mr. Romney Sr. In addition, Ms. Fox (as Chair), Mr. Romney Sr. and Ms. Brown also serve as trustees of the CRF. The Amalgamated Life Insurance Company is the other principal participant in the CRF. Ms. Fox, Ms. Kelly, and Mr. Romney Sr. are board members of The Amalgamated Life Insurance Company. In order to mitigate any potential conflict of interest between their positions as board members and participants in the CRF, these individuals would not be considered disinterested and therefore would not vote on any decision by the Bank to withdraw, in a complete or partial withdrawal, from the CRF, or to amend its participation in the CRF in a manner materially detrimental to its participants.

Other Relationships

Edgar Romney Sr., one of our directors, is the father of Edgar Romney Jr., Executive Vice President and Chief Strategy and Administrative Officer of the Bank. Mr. Romney Jr. receives compensation based on a structure that also applies to other similarly situated employees. For the year ended December 31, 2023, Mr. Romney Jr. has received compensation in the amount of approximately $569,767 which includes his base salary, cash bonus, equity award and additional compensation.

COMPENSATION DISCLOSURE & ANALYSIS

Executive Summary

Financial Highlights

We delivered strong operating and financial results in 2023, which served as the backdrop for executive pay decisions. For the year ended December 31, 2023, we generated net income of $88.0 million, or $2.86 per diluted share, non-interest income of $29.3 million, and our efficiency ratio was 52.04%. For the year ended December 31, 2022, our net income was $81.5 million, or $2.61 per diluted share, non-interest income was $23.9 million, and our efficiency ratio was 53.30%. Our key core financial results are as follows:

Net Interest Income	Core Non-interest Income*
2023: $261.3 million	2023: $32.1 million
2022: $239.8 million	2022: $30.7 million

Core Net Income*	Core Efficiency Ratio*
2023: $90.5 million	2023: 51.33%
2022: $87.2 million	2022: 51.68%

Total Shareholder Return (Annual Average)	Core Diluted Earnings per Share ("EPS")*
3-year period ending in 2023: 28%	2023: $2.94
3-year period ending in 2022: 8%	2022: $2.79

*See Annex A for reconciliation of GAAP to non-GAAP measures referenced in this section. We believe these non-GAAP measures facilitate making period-to-period comparisons and are meaningful indications of our operating performance. In addition, because discrete items unrelated to our core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare our results to those of other companies.

Additional 2023 Financial Highlights
•Total deposits increased by $417.0 million, or 6.3% to $7.0 billion.
•Net loans receivable increased $284.6 million, or 7.0%, to $4.3 billion.
•Nonperforming assets were stable, increasing 6 basis points to $34.2 million or 0.43% of total assets.
•Classified or criticized assets improved by 12 basis points to 2.48% of total loans.

Investment Thesis

Largest Socially Responsible Bank	Unique and Valuable Deposit Gathering Franchise	Impact Lending in Real Estate and Sustainability	High Focus on Profitability and Asset Quality
•National coverage and in major metropolitan areas
•Political banking expertise
•Largest B CorporationTM and Global Alliance for Banking on Values bank in the US
•First publicly traded financial services company to incorporate as a Public Benefit Company ("PBC")
•Founding member of the Human Capital Management Coalition

•Super-core deposits make up 52% of total core deposits, with a weighted average life of 16 years
•Super-core deposits include mission-aligned customers in labor, sustainability, philanthropy, social advocacy, not for profit, and political segments

•Significant lending opportunities across all impact segments (climate protection, residential mortgages, workforce and affordable housing, and education and community empowerment)
•Focus on lending segments with less susceptibility to economic cycles due to current and future legislative developments

•Using non-levered capital to grow higher interest-earning assets and expand yields
•Leveraging our high quality, low-cost deposit franchise to manage overall funding costs
•Optimized financial positioning to invest in assets producing market returns with appropriate credit risk

Strategic Focus

The Company focuses on four key strategic pillars to drive our operating performance and execution:

Leaning into Our Mission	Deepening Customer Insights	Strengthening Customer Offerings	Driving Effectiveness and Efficiency
Grow the impact and visibility of our mission in alignment with enterprise goals.	Develop a data driven understanding of customer needs to deepen relationships and improve service offerings.	Focus on developing and expanding our product expertise to re-imagine our offerings and provide compelling products and services to our changemaker customers.	Improve the management of data to drive effectiveness and enhance customer experience.

Compensation Discussion and Analysis ("CD&A") Structure

The balance of this CD&A details on our executive compensation design, management, and outcomes and is organized as follows:

Executive Compensation Framework	Purpose of our Executive Compensation Program Executive Compensation Philosophy and Principles Key Elements of our Executive Compensation Program Performance Focus Performance Measures
Executive Compensation Management	Roles in Determining Executive Compensation Use of an Independent Compensation Consultant Use of Market Data Metric Selection and Goal Setting Compensation Risk Assessment

2023 Compensation Decisions and Outcomes	Compensation Decision Process 2023 Base Salary 2023 Annual Incentive Program Long-Term Incentives 2023 Long-Term Incentive Program ("LTIP") Grants
Additional Information
Executive Benefits
Perquisites
Post Termination Payments
Incentive Compensation Recovery Policy
Deductibility of Executive Compensation
Taxation of “Parachute” Payments and Deferred Compensation
Accounting for Stock-Based Compensation

Executive Compensation Framework

Purpose of our Executive Compensation Program

Our executive compensation program is designed to attract and retain highly-qualified executives, motivate our executives to achieve our overall business objectives, and align our executives’ interests with those of our stockholders. We achieve this through a set of underlying principles that inform the design and operation of our executive compensation program. We believe that our 2023 compensation practices demonstrated our commitment to these principles in the face of a challenging environment. Our Named Executive Officers (“NEOs”) for fiscal year 2023, determined as of December 31, 2023, in accordance with SEC rules and regulations, are:

Named Executive Officer	Position
Priscilla Sims Brown	President & Chief Executive Officer ("CEO")
Jason Darby	Senior Executive Vice President & Chief Financial Officer
Sam Brown	Senior Executive Vice President & Chief Banking Officer
Sean Searby	Executive Vice President & Chief Operations Officer
Margaret Lanning	Executive Vice President & Chief Credit Risk Officer

Executive Compensation Philosophy and Principles

The Compensation Committee approves our compensation strategy and philosophy, and the compensation elements and programs for our named executive officers and other senior executives. The Compensation Committee is responsible for the review and approval of the CEO's compensation after review of the corporate goals and objectives and the CEO's performance. Our programs are designed to provide attractive and flexible compensation that reflects our emerging growth and the need to attract and retain high-caliber talent. A critical part of executive responsibilities includes meeting our CSR considerations which are integral to how we measure success and align with the long-term interests of our stakeholders.

Our Total Compensation Strategy (“TCS”) reflects our view that our employees are our most important asset, and as such, we have taken several key steps in investing in our workforce, including by incorporating the full workforce in the Compensation Committee charter. The TCS provides broad-based equity compensation, which includes longer-term incentives paid over time for senior managers and executives, and bonus programs that allow our employees to share in our financial performance and serve as a retention strategy. Rewards are based on the achievement of assigned financial and non-financial goals. Additionally, we provide comprehensive employee benefits, career advancement opportunities, and measures to preserve a work/life balance.

Compensation incentives in the TCS program uphold an ethical and compliant culture. The Compensation Committee is charged with responsibility to ensure that compensation provisions and incentives do not encourage undue risk taking and instead promote safety and soundness of the Bank. The TCS rewards conduct that is in line with our values of maintaining the highest ethical standards. Clawback provisions and a ban on hedging and pledging practices reinforce our focus on compliance and accountability.

Our compensation philosophy rewards executives for achieving our financial objectives and building long-term value for our stockholders and other stakeholders. We also follow several other principles when designing our executive compensation program including:

Alignment with Shareholder and Stakeholder Interests

We believe that equity-based compensation and stock ownership should be a substantial part of our executive compensation program to link executives’ compensation with our shareholders’ returns. The greater the level of responsibility of the executive, the more his or her compensation should be stock-based and the higher his or her stock ownership requirement should be.

Simple and Transparent We believe that our executive compensation program should be transparent to our investors and employees, as well as simple and easy to understand.	Pay at Risk We believe that the more senior an executive’s position, the more compensation should be “at risk,” which means it will vary based on our financial results and stock price performance.
Market Competitive

We benchmark compensation against our compensation peer group and look at other factors including performance, scope of responsibilities, and impact on the company's performance as well as internal equity considerations
Retention-Oriented We believe that our compensation program should support retention of our experienced executives and achievements of our leadership succession plans.	Sound Governance Practices We continually review best practices in the area of executive compensation and incorporate those practices in our executive compensation arrangements

Key Elements of Our Executive Compensation Program

The key elements of our NEOs' compensation, and how these elements are linked to performance, are summarized in the chart below. For each NEO, the Compensation Committee reviews and approves annually each component of compensation and the resulting total compensation.

	Compensation Element	Purpose	Performance Alignment
Fixed	Salary	•Provide competitive levels of fixed pay to attract and retain executives •Recognize role scope, skills required, performance, contribution, leadership and potential	•Individual performance taken into account when considering pay actions
Variable	Annual Incentive Plan	•To motivate and reward the successful execution of our operating plan and strategic goals as well as individual performance	•Opportunity of 0%-200% of target based on performance
	Long-Term Incentive Plan	•Attract, retain and motivate executive talent •Align interests with our stockholders and value realization with stock price; drive accountability for long-term performance
•Performance-based shares (50%), 2023 equity awards cliff vest after 3 years
•Time-based restricted stock units (50%), 2023 equity awards vest ratable over 3 years
•In determining target values we use the stock closing price at the grant date

Performance Focus

In line with our compensation principles, our NEOs are primarily rewarded through performance-based cash and equity incentive awards. This is intended to both encourage and recognize strong company performance and stock price growth, further driving stockholder value. Through our Annual Incentive Plan (“AIP”), we provide performance-based cash incentives to motivate and reward the successful execution of our operating plan and strategic goals as well as individual performance. Long-term equity incentives are awarded through a combination of performance-based restricted stock units ("PRSUs"), and time-based restricted stock units ("TRSUs") in order to link executive compensation more closely with the Company's performance. The diagrams below depict each element of target compensation as a percentage of total target direct compensation for our CEO and other NEOs, expressed as an average, for 2023. In determining target values, we use the stock closing price at the grant date for PRSUs and TRSUs.

CEO Pay Mix

TRSU - 22%
Salary - 30%
PRSU - 21%
AIP - 27%

Other NEOs Average Pay Mix

TRSU - 12%
Salary - 43%
PRSU - 12%
AIP - 33%

Performance Measures

Our incentive plans balance short- and long-term performance goals to ensure that the interests of our executives are aligned with those of our stockholders for short- and long-term performance. The following provides a summary overview of the short- and long-term goals for our NEOs.

	Goals	Rationale	Weight
Annual Incentive Plan	Core Earnings*	Incentivize management to meet and exceed earnings which aligns with a focus on growth	40%
	Adjusted Core Efficiency Ratio*	Incentivize management to meet and exceed expense control which aligns with a focus on the efficiency of our operations	20%
	Growth of Non-Time Deposits	Incentivize management to meet and exceed deposit growth which aligns with a focus on growth in our core relationships	20%
	Nonperforming Assets to Total Assets	Incentivize management to meet and exceed limiting our nonperforming assets which aligns with a focus on the credit quality of our interest earning assets	20%

Long-Term Incentive Plan	Growth in Adjusted Tangible Book Value*	Emphasizes long-term sustainable growth and capital adequacy	50%
	Relative Total Shareholder Return	Emphasizes an alignment to long-term stockholder value	50%

*See Annex A for reconciliation of GAAP to non-GAAP measures referenced in this section. We believe these non-GAAP measures facilitate making period-to-period comparisons and are meaningful indications of our operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to our core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare our results to those of other companies.

“Core earnings” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, tax credits and accelerated depreciation on solar equity investments, taxes on notable pre-tax items, and other discretionary items as approved by the Board.

“Adjusted core efficiency ratio” is defined as core non-interest expense (total non-interest expense excluding costs related to branch closures, restructuring/severance, and acquisitions) divided by core operating revenue (total net interest income plus total non-interest income excluding gains and losses on sales of securities, gains on the sale of owned property, and tax credits and accelerated depreciation on solar equity investments), and other discretionary items as approved by the Board.

Adjusted Tangible Book Value (“Adjusted TBV”) is calculated during the three-year performance period and averaged over such period, and is determined using the following formula:
Stockholders’ equity, excluding minority interests, preferred stock, goodwill, core deposit intangibles, mergers and acquisitions, share repurchases, non-core items (such as tax adjustments), dividends paid on Company stock, stock-based compensation expense, and other comprehensive income.

In addition, we incorporate individual performance in determining final bonus payouts and awarding target long-term incentive ("LTI"). Individual performance emphasizes individual accountability and aligns to our strategic priorities, which for the CEO in 2023 included: strategy development, senior leadership and culture, and external relationship management, among others. This performance year process allows the Compensation Committee a more holistic approach to performance measurement.

Executive Compensation Management

The Compensation Committee consists of independent directors who review, develop, amend and approve our executive compensation program. To ensure the executive compensation program is effective, reasonable, and consistent with our values the Compensation Committee uses a variety of inputs including the results of our annual say-on-pay vote (94.5% approval received last year), feedback from stockholders, the advice of the Compensation Committee's independent compensation consultant informed by market practices, and input from the President and CEO.

Roles in Determining Executive Compensation

Compensation Committee
•Develop, amend, and approve executive compensation programs to remain consistent with our values and philosophy, support the recruitment and retention of executive talent, oversee succession of executive talent, and help achieve business objectives
•Determine and approve the appropriate level of compensation for all executive officers
•Determine and approve short- and long-term incentive plan targets for all executive officers
•Evaluate CEO individual performance
•Select the independent compensation consultant and determine its engagement
•Review talent development and succession plans for the NEOs

CEO •Evaluate performance for the executive officers, other than herself, and make compensation recommendations to the Compensation Committee
Independent Compensation Consultant
•Inform the Compensation Committee of market trends, developments in executive compensation, and provide recommendations for appropriate adjustments to the Company's compensation programs, policies, and practices in-line with our business and talent strategies, and investor expectations
•Analyze the prevailing executive compensation structure and plan designs, and help the Compensation Committee assess the competitiveness of our compensation program in the context of aligning executive officer interests with those of our stockholders

All compensation actions, short-term and long-term performance goals and objectives, contractual agreements, and benefits are evaluated and determined by the Compensation Committee.

Use of an Independent Compensation Consultant

The Compensation Committee has retained an independent compensation consultant, Farient Advisors, LLC ("Farient") to provide advice on best practices and market developments, as well as to provide independent advice to the Compensation Committee.

The Compensation Committee regularly meets with the independent compensation consultant without management present. The independent compensation consultant participates in Compensation Committee meetings throughout the year, reviews materials in advance, consults with the Chair of the Compensation Committee, provides to the Compensation Committee data on market trends and compensation design, assesses recommendations for base salary and annual incentive awards for our NEOs, and periodically meets with management. The independent compensation consultant may provide consulting advice to management outside the scope of executive compensation with the approval of the Compensation Committee. In 2023, Farient did not provide consulting advice or services to management outside the scope of executive compensation. The Compensation Committee does not delegate authority to its independent compensation consultant.

The independent compensation consultant gathers and analyzes data at the direction of the Compensation Committee, advises the Compensation Committee on compensation standards and trends, and assists in the development of policies and programs. The Compensation Committee directs, approves, and evaluates the work of the independent compensation consultant in relation to all executive compensation matters. Based on an assessment of independence criteria, including those enumerated in the Nasdaq listing standards, the Compensation Committee determined that Farient was independent and that engagement of Farient did not present any conflicts of interest.

Use of Market Data

Due to the our commitment to growth and our need to compete for talent with much larger institutions, the Compensation Committee does not target executive compensation at any particular percentile of the market and views each position versus the market based on incumbent capabilities, years of experience, tenure in the position, responsibilities, job performance, and internal equity. The Compensation Committee annually reviews the appropriateness of the positioning of our senior executive positions versus relevant market information from our peers and industry surveys.

Peers
Brookline Bancorp, Inc.	Northfield Bancorp, Inc.
Community Bank System, Inc.	OceanFirst Financial Corporation
ConnectOne Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Dime Community Bancshares, Inc.	Provident Financial Services, Inc.
First Busey Corporation	Renasant Corporation
First Financial Bankshares, Inc.	Sandy Spring Bancorp, Inc.
Flushing Financial Corporation	Tompkins Financial Corporation
Kearny Financial Corp.	Trustco Bank Corp NY
Lakeland Bancorp, Inc.	Univest Financial Corporation
NBT Bancorp, Inc.	Washington Trust Bancorp, Inc.

For the 2023 compensation peer group, the Compensation Committee took into consideration the same factors used in the past. The Compensation Committee used a set of quantitative and qualitative criteria to ensure selected companies are an appropriate match for the company's business model, including:
•Banks as classified by the Global Industry Classification Standard
•Headquarters and primary operations on the U.S. East Coast
•Total assets with a range of 0.5 to 2.0 times Amalgamated Financial Corp.
•Banks with a trust and/or investment management services offering.

Metric Selection and Goal Setting

Our Compensation Committee made its annual compensation determinations for our NEOs in the context of our Total Compensation Strategy, and after consideration of Company and individual performance as discussed in the Performance Measures section above. In setting 2023 annual compensation, our Compensation Committee took into account the Company’s 2023 operating performance and each NEO's individual performance during that year, a process which is also known as performance year compensation.

Each year, in determining the annual and long-term incentive goals, the Compensation Committee reviews the Firm’s historical performance and a reasonable range of possible financial outcomes consistent with the Bank's expectations of future performance. For the 2023 performance goals, these outcomes were considered in the context of (among other things) the expected impacts of: the future state of markets, earnings volatility, Federal Reserve tightening policies and the higher inflation impact on the U.S. and global economies, global regulatory requirements, and the bank failures in 2023, all of which affect the range of outcomes in the short- and medium-term.

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program and the incentives created by the compensation programs that it administers, on the Company’s risk profile. The Compensation Committee is responsible for determining the appropriate pay mix and total compensation for our NEOs, establishing the appropriate performance metrics for our incentive programs, and for maintaining our Incentive Compensation

Recovery Policy. In addition, the Compensation Committee reviews all employee compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk-taking, to determine whether they encourage risk taking that is reasonably likely to have a material adverse effect on the Company. At the Committee’s direction, our Chief Human Resources Officer ("CHRO") and members of our Total Rewards team, together with our Internal Audit team, conducted a risk assessment of our compensation programs. This assessment included, but was not limited to, evaluation of our compensation program features.

The Compensation Committee reviewed the findings of the assessment and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that our compensation programs do not create disproportionate incentives for our employees to take risks that are reasonably likely to have a material adverse effect on the Company.

2023 Compensation Decisions and Outcomes

Compensation Decision Process

Compensation Decisions

As part of the compensation decisions, the Compensation Committee evaluates the compensation of the peer group, market data, and relevant facts and circumstances so it may align with the market standard and offer competitive compensation to its executives. After consideration of the various elements, the Compensation Committee determines the appropriate compensation for the Named Executive Officers so that it aligns with the individual performance and the company strategy. Compensation decisions are determined on an annual basis dependent upon the current responsibility and the prior compensation of the Named Executive Officer. The decisions are made in the best interests of all stakeholders. To ensure adequacy of the compensation decisions, the Compensation Committee incorporates the input of the CEO and CHRO into the decision-making process, where the CEO and CHRO provide recommendations on compensation except their own.

The 2023 decision-making process for determining executive compensation is shown in the table below:

Base salary	Incentive Compensation (Performance Year 2022)	Incentive Compensation (Performance Year 2023)
In the beginning of 2023, the Compensation Committee •reviewed competitive pay information for all executive, including NEOs •reviewed and approved pay recommendations for 2023 base salaries	In the beginning of 2023, the Compensation Committee •certified the 2022 annual incentive plan performance and payouts •certified the 2020-2022 long-term incentive plan performance and payouts
In the beginning of 2023, the Compensation Committee
•reviewed and approved the 2023 annual incentive plan targets, measures, and goals
•reviewed and approved the 2023-2025 long-term incentive plan targets, measures and goals for the 2023 equity awards

In the beginning of 2024, the Compensation Committee
•certified the 2023 annual incentive plan performance and payouts
•certified the 2021-2023 long-term incentive plan performance and payouts

2023 Base Salaries

The base salary of each NEO was reviewed with a March 1, 2023 effective date as summarized in the chart below. The Compensation Committee concluded that the changes are reasonable and appropriate after considering a competitive analysis of market data of our compensation peer group provided by the Compensation Committee’s independent compensation consultant, the recommendations of our CEO, other than with respect to her own base salary, and other factors described in this proxy statement. Consequently, in 2023, the Committee reviewed the base salaries for all of the then-current NEOs to reflect each individual’s responsibilities and performance and to increase their base salaries to more market competitive levels.

Executive Officer	2022 Year End Base Salary	2023 Increase in Annualized Base Salary	2023 Annualized Salary
Priscilla Sims Brown	$850,000	18.0%	$1,000,000
Jason Darby	$420,000	5.0%	$441,000
Sam Brown	$352,000	5.3%	$370,480
Sean Searby	$342,000	4.0%	$355,680
Margaret Lanning	$335,000	4.0%	$348,400

2023 Annual Incentive Program (AIP)

The Compensation Committee believes that annual cash incentive compensation is an integral component of our Total Compensation Strategy that links executive decision‑making and performance with our annual strategic objectives. We use this component to focus management on the achievement of corporate financial metrics and individual performance metrics while considering the mitigation of any risks that may affect our overall financial performance.The value of annual cash incentive payments earned by our NEOs in 2023 is disclosed in the Summary Compensation Table included in this proxy statement.

Each year, the Compensation Committee sets the amount of each participant’s target annual incentive opportunity, stated as a percent of the participant’s base salary, as captured in the table below:

Name	Base Salary ($)	Target Annual Incentive as a Percent of Base Salary (%)	Target Annual Incentive Opportunity ($)
Priscilla Sims Brown	$1,000,000	70.0%	$700,000
Jason Darby	$441,000	50.0%	$221,000
Sam Brown	$370,480	75.0%	$277,860
Sean Searby	$355,680	40.0%	$142,272
Margaret Lanning	$348,400	40.0%	$139,360

For 2023, the Committee established the AIP metrics, including the weighting of each metric and payout opportunities at threshold, target and maximum performance levels, shown in the tables below. Threshold performance pays out at 50% of target level. For performance at the maximum level, payout doubles to 200% of target level. Linear interpolation is used to determine awards for performance between the identified points.

Corporate Performance Metrics (80% of AIP)

Metrics and Weightings	Core Earnings	Adjusted Core Efficiency Ratio	Growth of Non-Time Deposits	Non-Performing Assets to Total Assets
Corporate Roles - NEOS	40%	20%	20%	20%

Weighted Opportunity Payouts	Core Earnings	Adjusted Core Efficiency Ratio	Growth of Non-Time Deposits	Non-Performing Assets to Total Assets
Maximum	80%	40%	40%	40%
Target	40%	20%	20%	20%
Threshold	20%	10%	10%	10%
Below Threshold	0%	0%	0%	0%

The Compensation Committee chose these corporate performance metrics for the following key reasons:

•it believes that our Core Earnings is a key component to building stockholder value;
•it believes that our Adjusted Core Efficiency Ratio measures expense control and the efficiency of our operations, which are goals we should continually strive for in order to provide for the best financial return for our stockholders, and our Named Executive Officers are best situated to impact our efforts in this regard;
•it believes that Growth of our Non-Time Deposits is a strong indicator of the growth of our business, as it shows growth in our core relationships; and
•it believes Nonperforming Assets to Total Assets serves as a key measure of the credit quality of our interest earning assets.

Performance in 2023 against Corporate Performance Metrics

The following tables summarize the threshold, target, and maximum performance levels set by the Compensation Committee for 2023 and the actual results achieved in 2023 for the Core Earnings, Adjusted Core Efficiency Ratio, Growth of Non-Time Deposits, and Nonperforming Assets metrics that apply to our NEOs. In determining the actual results for 2023 relative to business targets set for 2023, the Compensation Committee did not exercise discretion.

Corporate Objective Performance Range
Measures	Weighting	Threshold	Target	Maximum	Actual Result	Weighted Payout (% of Target)
Core Earnings (in millions)	40%	$87.7	$91.3	$94.0	$88.5*	29%
Adjusted Core Efficiency Ratio	20%	52.7%	52.0%	51.3%	51.8%*	27%
Growth of Non-Time Deposits	20%	(4.0)%	1.5%	3.0%	3.88%	40%
Nonperforming Assets to Total Assets	20%	0.51%	0.45%	0.41%	0.44%	24%

						% Earned
Payout Opportunity		50%	100%	200%		120%

*See Annex A for reconciliation of GAAP to non-GAAP measures referenced in this section.

Performance in 2023 against Individual Performance Metrics

After this determination was made, Ms. Brown engaged the Committee in a further discussion of the Company’s performance and of each NEO’s individual performance compared to their objectives, and rated each executive in the equivalent of a 5-point scale with 5 being the highest rating. In light of the accomplishments by each NEO that were cited by Ms. Brown to the Compensation Committee, it was recommended by Ms. Brown and approved by the Compensation Committee that the individual performance-related rating for each NEO be set as follows:

Mr. Darby - 5, Mr. Brown - 5, Mr. Searby - 4, and, Ms. Lanning - 4.

In the case of Ms. Brown, in early 2024 the Board assessed her performance against her 2023 goals, which included: Strategy Development, Senior Leadership and Culture, Board Relations and External Relations. The Compensation Committee determined that an individual performance rating of 4.5 was appropriate given performance against these measures.

Based on our corporate performance and each Named Executive Officer’s individual performance, the Compensation Committee awarded the following cash incentive awards to our Named Executive Officers in 2023.

	Annual Incentive Earned
Name	FY 23 Award	FY22 Award	% Difference	FY23 Award as % of Target
Priscilla Sims Brown	$917,000	$933,000	(2)%	131%
Jason Darby	$368,430	$320,000	15%	167%
Sam Brown	$459,604	$400,000	15%	165%
Sean Searby	$173,776	$200,000	(13)%	122%
Margaret Lanning	$168,626	$134,000	26%	121%

Note: Actual bonus amounts may not match calculation formula due to rounding shown within the table.

Long-Term Incentive Plan (LTIP)

The Compensation Committee believes that senior management equity ownership effectively aligns the interests of senior management with those of our stockholders. Accordingly, we have implemented equity-based incentives to both encourage our management’s long-term service and give management a more direct interest in our future success. The awards granted in 2023 included performance-vesting restricted stock units ("PRSUs") and time-vesting restricted stock units ("TRSUs") pursuant to the Amalgamated Financial Corp. 2023 Equity Incentive Plan and its predecessors.

The grant date fair values of the TRSUs and the PRSUs are disclosed in the Summary Compensation Table included in this proxy statement. Each award agreement provides for double trigger vesting of unvested awards following a change in control and for acceleration upon termination in certain circumstances, as described below under “Potential Payments upon Termination or Change in Control.” PRSUs and TRSUs accrue dividends based on dividends paid on common shares, but those dividends are paid in cash upon satisfaction of the specified vesting requirements on the underlying award.

2021 PRSU Results

2021-2023 Relative Total Shareholder Return (“rTSR”). For the 2021 PRSU grants, 50% of the performance was based on the achievement of TSR performance relative to our 2021 TSR Peer Group over a three-year performance period. The original 2021 Peer Group included 55 companies. Our rTSR for the period placed us above the 75th percentile (3rd out of 55 banks) relative to our 2021 TSR Peer Group. The following table illustrates threshold, target, and maximum relative performance levels and the percentage of the target grant earned for each performance level. Results between threshold and target, and target and maximum performance, are interpolated.

The table also includes the relative performance result and the percentage of grants earned as determined by the Compensation Committee.

	Threshold	Target	Maximum	Actual Results
Percentile performance relative to the 2021 TSR peer group	25th	50th	75th	> 75th
% of grants earned	50%	100%	150%	150%

The following table shows the rTSR PRSU grants approved in February 2021 by the Committee for the NEOs and the earned awards approved by the Committee in February 2024 after it determined the 2021-2023 rTSR relative performance results.

NEO(1)	Number of Units at Threshold	Number of Units at Target	Number of Units at Maximum	2021-2023 Earned PRSUs
Jason Darby	943	1,885	2,828	2,828
Sam Brown	1,029	2,057	3,086	3,086
Sean Searby	870	1,739	2,609	2,609

(1)Ms. Brown and Ms. Lanning were not employed at the Company at the time of the 2021 PRSU grants.

2021-2023 Growth in Adjusted Tangible Book Value (“Adjusted TBV”). For the 2021 PRSU grants, 50% of the performance was based on the achievement of Adjusted TBV growth over a three-year performance period from January 1, 2021 through December 31, 2023. The following table illustrates threshold, target, and maximum relative performance levels and the percentage of the target grant earned for each performance level. Results between threshold and target, and target and superior performance, are interpolated. The table also includes the relative performance result and the percentage of grants earned as determined by the Compensation Committee.

	Threshold	Target	Maximum	Actual Results
Performance	7.18%	10.25%	13.33%	12.18%*
% of grants earned	50%	100%	150%	130%

*See Annex A for reconciliation of GAAP to non-GAAP measures referenced in this section.

The following table shows the Adjusted TBV PRSU grants approved in February 2021 by the Committee for the NEOs and the earned awards approved by the Committee in January 2024 after it determined the 2021-2023 Adjusted TBV performance results.

NEO	Number of Units at Threshold	Number of Units at Target	Number of Units at Maximum	2021-2023 Earned PRSUs
Jason Darby	940	1,879	2,819	2,443
Sam Brown	1,025	2,050	3,086	2,665
Sean Searby	867	1,733	2,609	2,253
2

2023 Long-Term Incentive Plan ("LTIP") Grants

In February 2023, the Compensation Committee approved grants for the NEOs under the LTIP. The values granted to each NEO are set forth below, as well as the percentage apportioned in the form of PRSUs and TRSUs.

NEO	Value Granted	TRSUs	PRSUs
Priscilla Sims Brown	$1,300,000	50%	50%
Jason Darby	$295,000	50%	50%
Sam Brown	$250,000	50%	50%
Sean Searby	$136,800	50%	50%
Margaret Lanning	$134,000	50%	50%

The number of PRSUs and TRSUs granted were based on the fair market value in accordance with ASC 718 at the grant date. The number of PRSUs granted assumes target achievement of performance metrics.

TRSU Grants
The TRSUs will vest in three equal annual installments on each anniversary of the applicable grant date, subject to the NEO’s continued service through the vesting date.

PRSU Grants
The PRSU grants are based 50% on the Company's TSR relative to our 2023 peer group as measured over a three-year period (February 15, 2023 through February, 14, 2026) and 50% based on growth in the Company's Adjusted TBV as calculated for each calendar year during the three-year performance period and averaged over such period (January 1, 2023 through December 31, 2025).

rTSR PRSU Grants
The following table illustrates the number of units granted for performance at threshold, target, and maximum levels for rTSR.

NEO	Number of Units at Threshold	Number of Units at Target	Number of Units at Maximum
Priscilla Sims Brown	6,898	13,795	20,693
Jason Darby	1,565	3,130	4,695
Sam Brown	1,327	2,653	3,980
Sean Searby	726	1,452	2,178
Margaret Lanning	711	1,422	2,133

The following table illustrates threshold, target, and maximum relative performance levels for the rTSR PRSUs and the percentage of the target grant earned for each performance level. Results between threshold and target, and target and maximum performance will be interpolated. Payout will be capped at 100% if absolute TSR is negative.

	2023 rTSR PRSU Grants
	Threshold	Target	Maximum
Percentile performance relative to the 2023 TSR peer group	25th	50th	75th
% of grants earned	50%	100%	150%

Adjusted TBV Growth PRSU Grants
The following table illustrates the number of units granted for performance at threshold, target, and maximum levels for Adjusted TBV growth.

NEO	Number of Units at Threshold	Number of Units at Target	Number of Units at Maximum
Priscilla Sims Brown	6,939	13,877	20,816
Jason Darby	1,575	3,149	4,724
Sam Brown	1,335	2,669	4,004
Sean Searby	730	1,460	2,190
Margaret Lanning	715	1,430	2,145

The 2023 Adjusted TBV Growth PRSU grant is measured against adjusted TBV growth performance levels set by the CHRC. Adjusted TBV is calculated during the three-year performance period and averaged over such period, and is determined using the following formula:
Stockholders’ equity, excluding minority interests, preferred stock, goodwill, core deposit intangibles, mergers and acquisitions, share repurchases, non-core items (such as tax adjustments), dividends paid on common stock, stock-based compensation expense, and other comprehensive income.

The following table illustrates threshold, target, and maximum relative performance levels for the Adjusted TBV growth PRSUs and the percentage of the target grant earned for each performance level. Results between threshold and target, and target and maximum performance will be interpolated.

	2023 Adjusted TBV Growth PRSU Grants
	Threshold	Target	Maximum
Performance	7.18%	10.25%	13.33%
% of grants earned	50%	100%	150%

Performance and payout opportunities reflect the dual character of both rTSR and Adjusted TBV growth PRSU grants:
•The grants are performance-based to ensure payout opportunities are aligned with stockholder interests.
•The grants are also competitive in nature and as such reflect performance and payout opportunities aligned with our compensation peer group and the broader market in which we compete for talent.

All shares earned will vest in early 2026 at the time the Compensation Committee evaluates the three-year performance for both rTSR and Adjusted TBV growth.

Employment Agreements

Agreement with Priscilla Sims Brown

On May 10, 2021, the Company and Ms. Brown entered into an employment agreement. The agreement has an initial term of three years that automatically extends for additional one year terms unless either party gives the other notice of intention to terminate at least 60 days before the end of the current term. Under the employment agreement, Ms. Brown will receive an annual base salary of $800,000, which may be increased at the discretion of the Board of Directors, or decreased as part of an across-the-board reduction applicable to other senior executives. In addition, she is (i) eligible to receive an annual bonus, under the Company’s annual incentive plan, initially targeted at 70% of her current base salary, based on the achievement of performance metrics established by the Board of Directors (the “CEO Annual Bonus Target”), and (ii) beginning in 2022, she is entitled to equity-based incentive compensation under the Company's equity incentive plans, initially with an aggregate potential value of any such annual awards to be equal to 100% of her current base salary, subject to increase at the discretion of the Board of

Directors. Ms. Brown is also entitled to participate in applicable employee benefit plans and perquisite programs of the Company, which are generally available to other senior executives.

Under the employment agreement, she also received, on June 1, 2021 (the "Effective Date"), a cash signing bonus of $500,000 (the “Signing Bonus”), and an award of time-vesting restricted stock units with a grant date fair value of $2,500,000, in accordance with our 2021 Equity Incentive Plan, that will vest in equal installments on the first, second and third anniversaries of the Effective Date, based on her continued employment. The grant date fair value of this award is disclosed in the Summary Compensation Table under her 2021 stock awards.

We also agreed to reimburse her for up to $100,000 in relocation and transition expenses. If Ms. Brown had been terminated for “cause” or had resigned other than for “good reason” (each as defined in the agreement), prior to the first anniversary of the Effective Date, then she would have been obligated to repay to the Company, in full, the Signing Bonus. Finally, we also agreed to reimburse her for up to $25,000, upon presentation of appropriate documentation, for her reasonable expenses of legal counsel incurred in connection with the negotiation of her employment agreement.

The agreement provides severance payments and benefits upon certain termination events, as discussed below under "Potential Payments Upon Termination or Change in Control."

Agreement with Jason Darby

On August 24, 2022, Mr. Darby entered into an employment agreement with us to serve as our Senior Executive Vice President and Chief Financial Officer. Pursuant to the agreement, Mr. Darby initially will receive an annual base salary of $420,000. In addition, he is (i) eligible to receive an annual bonus, under the Company’s annual incentive plan, targeted at 50% of his current base salary, based on the achievement of performance metrics established by the Company’s Board of Directors and (ii) entitled to equity-based incentive compensation under the Company’s equity incentive plans, initially with an aggregate potential value of any such annual awards to be equal to 50% of his current base salary. Mr. Darby will continue to be entitled to participate in applicable employee benefit plans and perquisite programs of the Company, which are generally available to other senior executives.

Under the employment agreement, Mr. Darby also received, on August 24, 2022, an award of time-vesting restricted stock units with a value equal to $420,000. The award was granted in accordance with the Company’s 2021 Equity Incentive Plan, and it will vest in equal installments on the first, second and third anniversaries of the employment agreement's effective date, based on the officer's continued employment. The grant date fair value of this award is disclosed in the Summary Compensation Table.

The agreement provides severance payments and benefits upon certain termination events, as discussed below under “Potential Payments Upon a Termination or Change in Control.”

Agreements with Sam Brown

On August 24, 2022, Mr. Brown entered into an employment agreement with us to serve as our Senior Executive Vice President and Chief Banking Officer. Pursuant to the agreement, Mr. Brown will initially receive an annual base salary of $352,000. In addition, he is (i) eligible to receive an annual bonus, under the Company’s annual incentive plan, initially targeted at 75% of his current base salary, based on the achievement of performance metrics established by the Company’s Board of Directors and (ii) initially entitled to equity-based incentive compensation under the Company’s equity incentive plans, with an aggregate potential value of any such annual awards to be equal to 50% of his current base salary. Mr. Brown will continue to be entitled to participate in applicable employee benefit plans and perquisite programs of the Company, which are generally available to other senior executives.

Mr. Brown also received, on August 24, 2022, an award of time-vesting restricted stock units with a value equal to $352,000. The award was granted in accordance with the Company’s 2021 Equity Incentive Plan, and it will vest in equal installments on the first, second and third anniversaries of the employment agreement's effective date, based on the officer's continued employment. The grant date fair value of this award is disclosed in the Summary Compensation Table.

The agreement provides severance payments and benefits upon certain termination events, as discussed below under “Potential Payments Upon a Termination or Change in Control."

Agreement with Sean Searby

On August 24, 2022, Mr. Searby entered into an employment agreement with us to serve as our Executive Vice President and Chief Operations Officer. Pursuant to the agreement, Mr. Searby will initially receive an annual base salary of $342,000. In addition, he is (i) eligible to receive an annual bonus, under the Company’s annual incentive plan, initially targeted at 40% of his current base salary, based on the achievement of performance metrics established by the Company’s Board of Directors and (ii) initially entitled to equity-based incentive compensation under the Company’s equity incentive plans, with an aggregate potential value of any such annual awards to be equal to 40% of his current base salary. Mr. Searby will continue to be entitled to participate in applicable employee benefit plans and perquisite programs of the Company, which are generally available to other senior executives.

Mr. Searby also received, on August 24, 2022, an award of time-vesting restricted stock units with a value equal to $342,000. The award was granted in accordance with the Company’s 2021 Equity Incentive Plan, and it will vest in equal installments on the first, second and third anniversaries of the employment agreement's effective date, based on the officer's continued employment.

The agreement provides severance payments and benefits upon certain termination events, as discussed below under “Potential Payments Upon a Termination or Change in Control."

Agreement with Margaret Lanning

On April 1, 2024, Ms. Lanning entered into an employment agreement with us to serve as our Executive Vice President and Chief Credit Risk Officer. Pursuant to the agreement, Ms. Lanning will initially receive an annual base salary of $360,594. In addition, she is (i) eligible to receive an annual bonus, under the Company’s annual incentive plan, initially targeted at 40% of her current base salary, based on the achievement of performance metrics established by the Company’s Board of Directors and (ii) initially entitled to equity-based incentive compensation under the Company’s equity incentive plans, with an aggregate potential value of any such annual awards to be equal to 40% of her current base salary. Ms. Lanning will continue to be entitled to participate in applicable employee benefit plans and perquisite programs of the Company, which are generally available to other senior executives.

Ms. Lanning also received, on April 1, 2024, an award of $150,000 equally divided (i) 50% time-vesting restricted stock units and (ii) 50% performance stock units. The award was granted in accordance with the Company’s 2023 Equity Incentive Plan, and the time-vesting restricted stock units will vest in equal installments on the first, second and third anniversaries of the employment agreement's effective date and the performance stock units will cliff vest at the third anniversary, based on the officer's continued employment.

The agreement provides severance payments and benefits upon certain termination events, as discussed below under “Potential Payments Upon a Termination or Change in Control."

Additional Information

Executive Benefits

To attract and retain talent, the Amalgamated Bank provides NEOs other benefits generally provided to other Company employees, including:
•Health and dental insurance (the Company pays a portion of costs);
•Basic life insurance;
•Long-term disability insurance;
•Participation in the Amalgamated Bank 401(k) Plan;
•Defined Contribution Pension Benefit ("DCPB") contributions;
•Employee Stock Purchase Plan ("ESPP")

We also provide our employees with career advancement opportunities. We have an explicit commitment to strong social and human capital management standards. As of December 31, 2023, approximately 21% of our employees are unionized under a collective bargaining agreement. Employees are aware of our stance in supporting organized labor and workers’ rights. In 2019, we became the first U.S. bank to raise our minimum wage to $20 per hour. Over the course of 2021, we participated in the development of the Living Wage Initiative along with a select group of corporate leaders with strong human capital management track records and have now been certified as a Living Wage Employer.

Perquisites

Our perquisites are not a significant element of our compensation program. They are limited in nature and focused on areas directly related to a business purpose or help to foster the health, security, and well-being of our senior executives for the benefit of the Company.

When an NEO is required to relocate geographically in order to join the Company, or is asked to relocate due to a change in their work location after joining the Company, we provide them with the same relocation package that is offered to management and senior professional employees. Certain relocation expenses are grossed-up for taxes, as is the competitive practice within our Peer Group and, more broadly, in the general marketplace.

Severance Pay Plan

We believe that providing our executives, including our NEOs, with reasonable severance benefits aligns their interests with stockholders’ interests in the context of potential change in control transactions. We also believe that such benefits help facilitate our recruitment and retention of senior executive talent. Consistent with this philosophy, we maintain a Severance Pay Plan that provides severance payments to certain of our employees if we terminate their employment without "cause" due to (a) a request that they relocate and they elect not to do so or (b) we eliminate their position or have a change in our organizational structure with a similar effect.

We entered into severance compensation agreements with each of our NEOs, providing for severance payments in the event of a change in control-related termination. Prior to April 1, 2024, Ms. Lanning's severance benefits were prescribed in the Bank's Severance Policy (For more information, please see "Change in Control" table, Footnote 1). None of these severance compensation agreements include an excise tax gross-up.

The Compensation Committee periodically reviews our post-employment compensation arrangements taking into consideration best practices, and believes that these arrangements are generally consistent with arrangements currently being offered by our peer group. The Compensation Committee has determined that both the terms and payout levels are appropriate to accomplish our stated objectives. The Compensation Committee also considered the non-competition agreement that we would receive from the NEO in exchange for any post-employment termination benefits. Based on these considerations, the Compensation Committee believes that such arrangements are appropriate and reasonable.

For additional information with respect to change in control arrangements, please see “Potential Payments upon Termination or Change in Control” beginning on page 73.

Stock Ownership Guidelines

We have a stock ownership policy that requires officers with the title Executive Vice President and above, otherwise referred to as covered individuals, to own a significant amount of our common stock. Covered individuals are currently in compliance with the policy or are still within the five-year period to achieve compliance.

Specific guidelines are:

•Four times the then annual base salary for the President and Chief Executive Officer;
•Two times the then annual base salary for the Senior Executive Vice Presidents; and
•One times the then annual base salary for other Executive Vice Presidents.

The period to achieve compliance is five years from the later of (1) the day the covered individual becomes subject to the policy, or (2) the day of adoption of these guidelines, which was October 30, 2019. The Compensation Committee monitors ownership levels and compliance on an annual basis. Below is a summary of shares that qualify for the ownership requirements described above (unvested stock options, performance shares and performance units not yet earned, and shares transferred to another person are excluded):

•shares owned outright, including shares owned jointly with a spouse,
•shares held in a retirement (e.g., 401(k)) or other deferred compensation plan of the Company,
•Net Shares underlying unvested, time-based shares of restricted stock or restricted stock units, and
•Net Shares underlying vested but unexercised stock options.

“Net Shares” are those shares that remain after shares are sold or netted to pay withholding taxes and the exercise price of stock options, if applicable.

Prohibitions on Hedging and Pledging

We consider it improper and inappropriate for our Directors, officers and employees to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, under our Insider Trading Policy, we prohibit:

•trade in puts, calls or similar options on any of our securities or the sale of any of our securities “short”;
•hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow a Director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock; and
•holding our securities in a margin account or pledging our securities as collateral for a loan.

Incentive Compensation Recovery

Our Incentive Compensation Recovery Policy complies with SEC rules and related Nasdaq listing standards by mandating recovery of incentive-based compensation if it is determined that an accounting restatement is required due to our material noncompliance with any financial reporting requirements under the federal securities laws. Amalgamated will recoup incentive-based compensation received by executive officers and key employees during the three fiscal years prior to such determination, to the extent those amounts would not have been received based on the restated financial statements.

Furthermore, our Policy requires recovery of incentive compensation if it is determined that an executive officer or key employee has engaged in misconduct which adversely compromised the security, stability, operation or reputation of Amalgamated, or caused or otherwise contributed to the need for an accounting restatement. The Board in its sole discretion may cause Amalgamated to recoup some or all of the incentive-based compensation received by that individual during the three fiscal years prior to such determination. We have filed the Policy as an exhibit to our Annual Report on Form 10-K.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally places a $1 million annual deduction limit on compensation paid to “covered employees,” which includes our NEOs. The Compensation Committee makes compensation decisions based on our guiding compensation principles and the interests of stockholders, even if such compensation is non-deductible by the Company.

Taxation of "Parachute Payments" and Deferred Compensation

We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that they might owe because of the application of Sections 280G, 4999, or 409A of the Internal Revenue Code. Sections 280G and 4999 of the Internal Revenue Code provide that executive officers, directors who hold significant equity interests in our Company, and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Internal Revenue Code also imposes additional significant taxes on an executive officer, director or other service provider to the Company in the event that they receive “deferred compensation” that does not meet certain requirements of Section 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation

We follow The Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including TRSUs and PRSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below for equity awards to our NEOs as required by the applicable SEC rules. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that the recipient of such compensation is required to render service in exchange for the award. For PRSUs, stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE
Mark A. Finser, Chair
John McDonagh
Meredith Miller
Robert G. Romasco

Summary Compensation Table

The following table sets forth information concerning all compensation awarded to, earned by or paid to our Named Executive Officers for all services rendered in all capacities to the Company and its subsidiaries for the three most recently completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Retention Stock Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)(5)	All Other Compensation ($)(6)	Total ($)
Priscilla Sims Brown	2023	959,615	—	1,300,000	917,000	—	43,360	—	3,219,975
President and Chief Executive Officer	2022	836,539	50,000	1,000,000	932,960	—	27,454	76,590	2,923,543
	2021	443,074	500,000	2,500,000	381,547	—	19,178	—	3,843,799

Jason Darby	2023	435,346	—	295,000	368,430	—	36,515	—	1,135,291
Senior Executive Vice President and Chief Financial Officer	2022	401,154	—	175,000	320,000	420,000	28,698	—	1,344,852
	2021	320,654	75,000	112,750	204,400	—	23,841	—	736,645

Sam Brown	2023	365,505	—	250,000	459,604	—	16,973	—	1,092,082
Senior Executive Vice President and Chief Banking Officer	2022	347,424	83,750	134,000	400,000	352,000	14,187	—	1,331,361
	2021	333,952	98,750	123,000	293,460	—	12,457	—	861,619

Sean Searby	2023	351,997	—	136,800	173,776	—	18,562	29,640	710,775
Executive Vice President and Chief Operations Officer

Margaret Lanning	2023	344,792	—	134,000	168,626	—	28,434	22,333	698,185
Executive Vice President and Chief Credit Risk Officer

(1)The values of all LTIP PRSUs and TRSUs reported in this column were computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions for 2023 awards, see "Long term incentive plans" section of Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. For 2023, amounts included in this column are the dollar amounts of (i) the value of TRSUs granted in February 2023 to the following NEOs: Ms. Brown $650,000, Mr. Darby $147,500, Mr. Brown $125,000, Mr. Searby $68,400, and Ms. Lanning $67,000, and (ii) the value of the PRSUs granted assuming vesting at the Target level, as follows: Ms. Brown $650,000, Mr. Darby $147,500, Mr. Brown $125,000, Mr. Searby $68,400, and Ms. Lanning $67,000. Assuming vesting of PRSUs at the Maximum level, the value of these PRSUs would have been as follows: Ms. Brown $975,000, Mr. Darby $221,250, Mr. Brown $187,500, Mr. Searby $102,600, and Ms. Lanning $100,500. The number of PRSUs are determined on after the completion of the performance period, based on the achievement of the board established performance metrics. The vesting schedule for awards under the 2023 LTIP are described in the “Outstanding Equity Awards” table below. 2021 amounts for Mr. Darby and Mr. Brown, and 2022 amounts for Ms. Brown, Mr. Darby, and Mr. Brown have been revised to reflect the value of PRSUs and TRSUs granted (rather than earned) in that year.
(2)These amounts reflect the amount of the cash awards under the 2023 AIP. See discussion of “2023 Annual Incentive Program (AIP)” in Compensation Discussion and Analysis.
(3)These amounts reflect retention TRSUs awarded to Mr. Darby and Mr. Brown under their employment agreements, discussed below under "Agreement with Jason Darby" and "Agreement with Sam Brown", respectively.
(4)The Company exited emerging growth company ("EGC") status effective December 31, 2023. As a result, of the Company exiting EGC status, the Summary Compensation Table now reports changes in pension value for each NEO’s accumulated benefit under the Amalgamated Financial Corporation Pension Plan (“Qualified Pension Plan”). The assumptions used in the actuarial liabilities as of January 1, 2023 are as follows: Assumes normal retirement age, assumed rate of return on investments of 7.75% and discount rate (net of Plan expenses). The Mortality basis used is the The Pri-2012 White Collar mortality table, set back 1 year and projected generationally with improvement scale MP-2021, except for disabled lives. A moderate rate of termination of employment was assumed. Such rates vary by length of employment during the first five years of employment and by attained age thereafter. Select rates (rates that vary by length of employment) are not used for Amalgamated Bank participants
(5)Normal retirement age is age 65 for all participants. It is assumed that the participants will elect the single life annuity form.
(6)Amounts for Mr. Searby and Ms. Lanning reflect additional compensation for added temporary responsibilities during the year.

Grants of Plan Based Awards

The following table sets forth certain information pertaining to grants of plan based awards to the NEOs during 2023.

Name	Grant Date	Award Type	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payout under equity incentive plan awards(2)			All other stock awards of shares of stock or units(3) (#)	Grant date fair value of stock awards(2) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Priscilla Sims Brown	2/15/2023	PRSU				13,836	27,672	41,508		$650,010
	2/15/2023	TRSU							27,754	$649,999
		Cash	350,000	700,000	1,400,000

Jason Darby	2/15/2023	PRSU				3,140	6,279	9,419		$147,492
	2/15/2023	TRSU							6,298	$147,499
		Cash	110,500	221,000	442,000

Sam Brown	2/15/2023	PRSU				2,661	5,322	7,983		$125,013
	2/15/2023	TRSU							5,337	$124,993
		Cash	138,930	277,860	555,720

Sean Searby	2/15/2023	PRSU				1,456	2,912	4,368		$68,402
	2/15/2023	TRSU							2,921	$68,410
		Cash	71,136	142,272	284,544

Margaret Lanning	2/15/2023	PRSU				1,426	2,852	4,278		$66,993
	2/15/2023	TRSU							2,861	$67,005
		Cash	69,680	139,360	278,720

(1)The amounts in these columns reflect the range of possible cash payouts under the 2023 Annual Incentive Program. The awards were earned based on the achievement of pre-determined performance goals for Core Earnings, Adjusted Core Efficiency Ratio, Growth in Non-Time Deposits and Non-Performing Assets to Total Assets. See “2023 Annual Incentive Program (AIP)” for additional details.
(2)The number of common shares in these columns reflects the range of possible vesting of PRSUs. The awards will vest based on the achievement of pre-determined performance goals for growth in Adjusted Tangible Book Value and relative Total Shareholder Return, for the performance period. See "Long-Term Incentive Program" for additional details.
(3)The number of common shares in these columns reflects the TRSUs granted in 2023. See “Long-Term Incentive Plan” for additional details.
(4)The amounts in this column reflect the full grant date fair value of awards calculated in accordance with FASB ASC. No. 718. For PRSUs, the value represents shares at target.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table provides a summary of equity awards outstanding as of December 31, 2023 for the Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Options Exercise Price ($)	Options Expiration Date ($)	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested(6) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(7) ($)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(6) ($)
Priscilla Sims Brown	—	—			98,144	(1)	$2,643,999	84,012	(8)	$2,263,283

Jason Darby	—	—			23,468	(2)	$632,228	22,140	(9)	$596,452

Sam Brown	31,520	—	$14.65	1/1/2028
					19,801	(3)	$533,439	19,438	(10)	$523,660

Sean Searby	—	—			16,490	(4)	$444,241	14,083	(11)	$379,396

Margaret Lanning	—	—			4,017	(5)	$108,218	7,148	(12)	$192,567
(1)Represents the following unvested TRSUs granted to Ms. Brown that vest based on her continued service through the vesting date:
•51,221 that vest on June 1, 2024;
•19,169 that vest ratably over two years on February 25, 2024, and 2025; and
•27,754 that vest ratably over three years on February 15, 2024, 2025, and 2026

(2)Represents the following unvested TRSUs granted to Mr. Darby that vest based on his continued service through the vesting date:
•1,254 that vest on February 3, 2024;
•3,365 that vest ratably over two years on February 15, 2024, and 2025;
•12,551 that vest ratably over two years on August 24, 2024, and 2025; and
•6,298 that vest ratably over three years on February 15, 2024, 2025, and 2026

(3)Represents the following unvested TRSUs granted to Mr. Brown that vest based on his continued service through the vesting date:
•1,368 that vest on February 3, 2024;
•2,577 that vest ratably over two years on February 15, 2024, and 2025;
•10,519 that vest ratably over two years on August 24, 2024, and 2025; and
•5,337 that vest ratably over three years on February 15, 2024, 2025, and 2026

(4)Represents the following unvested TRSUs granted to Mr. Searby that vest based on his continued service through the vesting date:
•1,157 that vest on February 3, 2024;
•2,192 that vest ratably over two years on February 15, 2024, and 2025;
•10,220 that vest ratably over two years on August 24, 2024, and 2025; and
•2,921 that vest ratably over three years on February 15, 2024, 2025, and 2026

(5)Represents the following unvested TRSUs granted to Ms. Lanning that vest based on her continued service through the vesting date:
•1,156 that vest ratably over two years on July 26, 2024 and 2025; and
•2,861 that vest ratably over three years on February 15, 2024, 2025, and 2026

(6)Computed by multiplying the number of shares reported in the preceding column by the closing price of our common stock as reported on Nasdaq on December 29, 2023 of $26.94 per share.

(7)Represents PRSUs that are subject to the achievement of pre-established performance measures and the officer’s continued service through the end of each applicable performance period. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited. The corporate performance metrics for the PRSUs are growth in Adjusted Tangible Book Value and relative TSR and are measured separately and subject to different performance periods. Under applicable SEC rules, the number of unearned PRSUs reported assumes the units are earned and vested (i) with regard to the PRSUs tied to growth in Adjusted Tangible Book Value, at 1.5x the number of units granted (representing satisfaction at the maximum performance level), and (ii) with regard to PRSUs tied to relative TSR, at 1.5x the number of units granted (representing satisfaction at the maximum performance level).

(8)Represents the following unvested PRSUs granted to Ms. Brown that vest based on her continued service through the vesting date:
•42,503 shares cliff vest in 2025 upon satisfaction of performance requirements; and
•41,509 shares cliff vest in 2026 upon satisfaction of performance requirements.

(9)Represents the following unvested PRSUs granted to Mr. Darby that vest based on his continued service through the vesting date:
•5,271 shares cliff vest in 2024 upon satisfaction of performance requirements;
•7,450 shares cliff vest in 2025 upon satisfaction of performance requirements; and
•9,419 shares cliff vest in 2026 upon satisfaction of performance requirements.

(10)Represents the following unvested PRSUs granted to Mr. Brown that vest based on his continued service through the vesting date:
•5,751 shares cliff vest in 2024 upon satisfaction of performance requirements;
•5,703 shares cliff vest in 2025 upon satisfaction of performance requirements; and
•7,984 shares cliff vest in 2026 upon satisfaction of performance requirements.

(11)Represents the following unvested PRSUs granted to Mr. Searby that vest based on his continued service through the vesting date:
•4,862 shares cliff vest in 2024 upon satisfaction of performance requirements;
•4,853 shares cliff vest in 2025 upon satisfaction of performance requirements; and
•4,368 shares cliff vest in 2026 upon satisfaction of performance requirements.

(12)Represents the following unvested PRSUs granted to Ms. Lanning that vest based on her continued service through the vesting date:
•2,870 shares cliff vest in 2025 upon satisfaction of performance requirements; and
•4,278 shares cliff vest in 2026 upon satisfaction of performance requirements.

Option Exercises and Stock Vested

The following table sets forth information regarding the value realized by our NEOs on option exercises and stock awards vested during the year ended December 31, 2023.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Priscilla Sims Brown	—	—	60,801	985,533
Jason Darby	—	—	15,455	314,543
Sam Brown	—	—	18,833	412,990
Sean Searby	—	—	9,161	168,883
Margaret Lanning	—	—	577	11,805

(1)Amounts based on closing price of our common stock on the respective vesting dates.

Pension Benefits

The Consolidated Retirement Fund (the “Pension Plan”) is a multi-employer pension plan which provides a defined benefit pension benefit for eligible employees who meet certain eligibility requirements. The Pension Plan pays a regular monthly income in addition to any benefit the employee is entitled to receive from Social Security. Pension Plan benefits are provided solely through employer contributions set by a collective bargaining or participation agreement between the Pension Plan and the Bank. For purposes of this discussion, capitalized terms have the meanings assigned to them in the Pension Plan, unless otherwise defined here.

An employee automatically becomes a participant of the Pension Plan on the earlier of January 1 or July 1 after they attain age 21 and complete 1,000 Hours of Service in a period of 12 consecutive months (starting on their first day of work). Thereafter, all 12-month Service periods begin on January 1 of the next calendar year.

An employee is vested when they have five years of Vesting Service. They are credited with one full year of Vesting Service if they complete at least 1,000 Hours of Service in a calendar year in Covered Employment. They are also automatically fully vested when they reach both age 65 and their fifth anniversary of participation in the Pension Plan, regardless of their years of Vesting Service, as long as they are still a member of the Pension Plan. Once an employee is vested, their pension benefits cannot be lost.

The Pension Plan provides monthly annuity benefits payable to participants who retire at Normal Retirement, Early Retirement, Postponed Retirement and Deferred Vested Retirement (as defined in the Pension Plan). No Named Executive Officers were eligible for Early Retirement as of December 31, 2023, which requires that they reach both age 55 and 15 years of Vesting Service. Benefits are payable in different forms depending on an employee’s marital status and the choices they and their spouse make. For federal tax purposes, benefits from this Pension Plan are usually considered ordinary income and subject to taxation at the time of receipt.

The computation of an employee’s benefit amount is based on their “Credited Service” and "Average Monthly Salary." "Average Monthly Salary" is the average of salary for 60 consecutive calendar months during the 120 months preceding an employee’s termination of employment. Salary only includes basic compensation and pre-tax elective deferrals. The amount of an employee’s monthly Regular Retirement or Deferred Vested Benefit will be the sum of:

a. 1.65% of Average Monthly Salary multiplied by years of Credited Service (up to a maximum of 15 years)

b. PLUS 1.925% of Average Monthly Salary multiplied by years of Credited Service in excess of 15 years.

Credited Service is capped at 50 years.

Pension Benefits

The following table sets forth certain information pertaining to the present value of accumulated benefits payable to our NEOs as of December 31, 2023. The amounts reflected have been determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits as of December 31, 2023(1) ($)	Payments During Last Fiscal Year ($)
Priscilla Sims Brown	Consolidated Retirement Fund	2.7	$89,992	$—
Jason Darby	Consolidated Retirement Fund	8.5	$160,141	$—
Sam Brown	Consolidated Retirement Fund	9.1	$82,567	$—
Sean Searby	Consolidated Retirement Fund	8.5	$71,168	$—
Margaret Lanning	Consolidated Retirement Fund	1.5	$39,381	$—

(1) Please refer to footnote (4) to the Summary Compensation Table for the assumptions used to calculate the present value of accumulated benefits.

Potential Payments Upon Termination or Change in Control

The following table shows estimated payments that would be made to the NEOs upon specified events, assuming such events occurred on December 31, 2023, pursuant to each NEO’s employment agreement, equity awards, and other benefit plans or arrangements under the various circumstances presented. In addition, the NEOs are entitled to certain retirement benefits under plans maintained by the Bank or the Company that are not conditioned on a termination of employment or a change in control of the Bank or the Company. The NEOs are participants in the Consolidated Retirement Fund, as described above in the Pension Benefits section of this Proxy Statement, and details regarding their benefits in the pension plan are disclosed in the Pension Benefits table of this Proxy Statement.

Name	Type of Payment	Involuntary Termination(2) ($)	Termination Due to Death(3) ($)	Termination Due to Disability(3) ($)	Involuntary Termination after Change in Control(4) ($)	Retirement
Priscilla Sims Brown	Cash Severance Payment	$1,700,000		$—	$2,975,000	$—
	Life, Health & Disability	$33,348	$440,000	$—	$33,348	$—
	Long Term Incentives	$1,953,500	$2,389,066	$3,359,876	$3,359,876	$2,384,325

Jason Darby	Cash Severance Payment	$661,500		$—	$1,157,625	$—
	Life, Health & Disability	$35,301	$465,000	$—	$35,301	$—
	Long Term Incentives	$421,665	$520,481	$868,034	$868,034	$646,668

Sam Brown	Cash Severance Payment	$648,340		$—	$1,134,595	$—
	Life, Health & Disability	$35,302	$490,000	$—	$35,302	$—
	Long Term Incentives	$376,244	$460,027	$750,333	$750,333	$562,723

Sean Searby	Cash Severance Payment	$497,952		$—	$871,416	$—
	Life, Health & Disability	$35,227	$465,000	$—	$35,227
	Long Term Incentives	$334,541	$380,366	$614,852	$614,852	$512,183

Margaret Lanning(1)	Cash Severance Payment	$80,400		$—	$487,760	$—
	Life, Health & Disability	$—	$440,000	$—	$—
	Long Term Incentives	$43,535	$88,444	$160,562	$160,562	$59,995

(1)Ms. Brown, Mr. Darby, Mr. Brown and Mr. Searby were covered under individual Employment Agreements in 2023. Prior to April 1, 2024, Ms. Lanning was not covered under an employment agreement, therefore she would be covered under the Bank's Severance Policy. Per the Severance Policy, if an employee’s employment is terminated by the Bank without Cause, the employee will be entitled to receive severance benefits. These benefits will be provided, if and only if the employee has timely executed and not revoked, within any legally-required revocation period (as applicable) specified by the Bank, a valid release agreement in a form reasonably acceptable to the Bank. Severance benefits will be as follows: Employees will receive a lump sum payment equal to one week of base pay (determined as of termination) for each full year of service to a maximum of 26 weeks. Senior Vice Presidents and above will receive a minimum of 12 weeks of severance pay. Also, employees, who are eligible for COBRA coverage, will receive company paid COBRA for a length of time equal to the number of weeks of severance pay rounded up to the next highest number of full months. Employees with 12 or more years of service as of December 31, 2011, will receive up to 6 months of Bank paid COBRA coverage. Ms. Lanning was not enrolled in the bank health coverage in 2023 and would not receive a COBRA payment.
(2)Involuntary termination without cause - The Executive receives 12 months of salary, payment of bonus at target, and a prorated bonus payment depending on date of termination (assume 100% payment, upon term as of last day of fiscal year) and 12 months of COBRA coverage. Number in table assumes that employee terminates after the end of the performance/fiscal year.

(3)In the event of Death or Disability, the Executive's estate shall receive the Executive's accrued but unpaid base salary through the date of termination and any employee benefits including accrued but unused vacation pay that they are entitled to.
(4)If the Company terminates the Executive’s employment without Cause other than due to Disability within ninety (90) days prior to a Change in Control and the Executive reasonably demonstrates that such termination was at the request of the eventual acquirer in connection with such Change in Control, such severance payment shall be in an amount equal to the sum of (i) twenty-one (21) months of the Executive’s Base Salary in effect on the date of such termination, and (ii) an amount equal to one hundred seventy-five percent (175%) of the Annual Target Bonus in effect for the fiscal year in which the date of such termination occurs, payable in equal monthly installments for a period of twenty-one (21) months. If not yet paid, Executive will also receive in full any prior year’s Annual Bonus not yet paid as of the termination date, payable on the normal payment date provided under the plan and paid entirely in cash. Payments that would otherwise have been owed to the Executive prior to the 60th day after termination of employment shall be made to the Executive on the 60th day after such termination of employment. In addition, if the Executive satisfies the release condition set forth in the preceding paragraph, then from the date of their termination of employment until twelve (12) months following the end of the month in which such termination occurs, the Company shall pay the premiums for any “COBRA” continuation health coverage for which the Executive is eligible during such 12-month period under Section 4980B of the Internal Revenue Code of 1986. For Ms. Lanning, her payments and benefits are calculated in accordance with the terms of the Change in Control Plan previously described.

For information on the treatment of long-term incentive awards in the event of a termination or change in control, see “Equity Awards.”

CEO Pay Ratio

Pursuant to Section 953 (b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402 (u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our CEO.

For 2023, annual total compensation of our median employee other than our CEO was $107,089 and the annual total compensation for our CEO as reported in the 2023 Summary Compensation Table was $3,219,975. Based on this information, for 2023 we estimate the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 30 to 1.

We identified our median employee using our entire workforce, as of December 31, 2023, including all full-time and part-time employees of the Bank. We used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2023, as our “consistently applied compensation measure” for purposes of identifying the median employee. We annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2023, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

We determined the annual total compensation for our median employee by calculating total compensation for such employee using the same methodology that was used to calculate annual total compensation for our CEO, in accordance with the requirements of Item 402 (c)(2)(x) of Regulation S-K.

With regard to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table, which is included in this Proxy Statement.

The SEC’s rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and various assumptions and, as a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

Pay Versus Performance Disclosure

The Company’s executive compensation program is designed to align pay outcomes with annual and long-term business performance and shareholders’ interests. Our program design choices, including the level of pay at risk, the mix of short-term and long-term incentives, the mix of long-term incentive vehicles, the metrics selected, and the rigor of incentive goals, all work together toward this objective.

The Compensation Committee, along with its consultant, Farient, has assessed the relationship between realizable pay for our executives and the financial and TSR performance of the company. The results of these analyses have guided our pay decisions and the evolution of our pay program to ensure strong pay and performance alignment. The Pay versus Performance disclosure below provides an additional perspective on pay and performance alignment.

The table below shows Compensation Actually Paid (“CAP”) (as defined by the SEC in Item 402(v) of Regulation S-K) for our executives and our financial performance for the years shown in the table. For purposes of this discussion, our CEO is also referred to as our principal executive officer or “PEO” and our other Named Executive Officers are referred to as our “Non-PEO NEOs”. For additional information regarding how the Company aligns NEO compensation with performance, refer to the Compensation Discussion & Analysis.

									Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for First PEO(1)(2)	Compensation Actually Paid to First PEO(1)(3)	Summary Compensation Table Total for Second PEO(1)(2)	Compensation Actually Paid to Second PEO(1)(3)	Summary Compensation Table Total for Third PEO(1)(2)	Compensation Actually Paid to Third PEO(1)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs(1)(3)	Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)	Net Income ($ millions)(6)	Adjusted Tangible Book Value Growth(7)
2023	$3,219,975	$3,605,835	N/A	N/A	N/A	N/A	$909,083	$1,033,223	$207.74	$107.76	$87.98	14.40%
2022	$2,923,543	$4,285,264	N/A	N/A	N/A	N/A	$1,338,107	$1,599,423	$173.93	$108.73	$81.48	14.82%
2021	$3,843,799	$3,945,212	$391,384	$443,577	$411,021	$424,970	$799,132	$846,745	$124.43	$138.33	$52.94	11.32%

(1)NEOs included in these columns reflect the following individuals:

Year	PEO	Non-PEO NEOs
2023	Priscilla Sims Brown	Jason Darby, Sam Brown, Margaret Lanning, Sean Searby
2022	Priscilla Sims Brown	Jason Darby, Sam Brown
2021	Priscilla Sims Brown, Keith Mestrich, Lynne Fox	Jason Darby, Sam Brown

(2)Amounts reflect Total Compensation shown in the Summary Compensation Table for our NEOs for each corresponding year.
(3)The CAP calculation includes the end-of-year value of awards granted within the fiscal year, the change in fair value from prior year end of vested awards and the change in the fair value of unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP the following amounts were deducted from and added to Total Compensation in the Summary Compensation Table:

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for First PEO	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
Summary Compensation Table Total	$3,219,975	$2,923,543	$3,843,799

(Minus): Grant Date Fair Value of Equity Awards Granted in the Fiscal Year	(1,300,000)	(1,000,000)	(2,500,000)
(Minus): Change in Pension Value	(43,360)	(27,454)	(19,178)
Plus: Pension Service Cost and Associated Prior Service Cost	38,383	32,492	19,178
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	1,589,879	1,436,169	2,576,828
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	448,960	642,293	—
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—	—	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	(415,322)	217,164	—
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—	—	—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	67,320	61,057	24,585
Compensation Actually Paid	$3,605,835	$4,285,264	$3,945,212

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Second PEO	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
Summary Compensation Table Total	$—	$—	$391,384
(Minus): Grant Date Fair Value of Equity Awards Granted in the Fiscal Year	—	—	—
(Minus): Change in Pension Value	—	—	—
Plus: Pension Service Cost and Associated Prior Service Cost	—	—	—
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	—	—	—
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	—	—	—
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—	—	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	—	—	50,276
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—	—	—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—	—	1,917
Compensation Actually Paid	$—	$—	$443,577

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Third PEO	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
Summary Compensation Table Total	$—	$—	$411,021
(Minus): Grant Date Fair Value of Equity Awards Granted in the Fiscal Year	—	—	(85,000)
(Minus): Change in Pension Value	—	—	—
Plus: Pension Service Cost and Associated Prior Service Cost	—	—	—
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	—	—	87,070
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	—	—	—
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—	—	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	—	—	10,439
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—	—	—

Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	—	—	1,440
Compensation Actually Paid	$—	$—	$424,970

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
Summary Compensation Table Total	$909,083	$1,338,107	$799,132
(Minus): Grant Date Fair Value of Equity Awards Granted in the Fiscal Year	(203,950)	(540,500)	(117,875)
(Minus): Change in Pension Value	(25,120)	(21,443)	(18,149)
Plus: Pension Service Cost and Associated Prior Service Cost	20,099	16,361	13,463
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	249,428	621,180	129,325
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	96,204	150,488	18,759
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	—	—	—
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	(25,233)	24,303	13,715
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	—	—	—
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	12,712	10,927	8,375
Compensation Actually Paid	$1,033,223	$1,599,423	$846,745

For purposes of the above adjustments, the fair value of equity awards on the applicable date were determined in accordance with FASB’s ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant date fair value for accounting purposes.

The assumptions used in calculating the fair value of the equity awards did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table, except that the fair value calculations of (i) the options granted on 1st January 2018 used an estimated term of 3.73 years in 2021, as compared to an estimated term of 6.50 years used to calculate the grant date fair value of such awards and (ii) (a) the 2019 Adjusted TBV PRSU assumed a payout above target in 2021, (b) the 2019 Adjusted TBV PRSU had payout above target and the 2020 Adjusted TBV PRSU assumed a payout above target in 2022, and (c) the 2020 Adjusted TBV PRSU had payouts above target and the 2021 Adjusted TBV PRSU assumed a payout above target in 2023, in each case as compared to the grant date fair value calculations which assumed a payout at target.

(4)Total Shareholder Return represents the cumulative return on a fixed investment of $100 in the Company’s common stock, for the period beginning on the last trading day prior to the first fiscal year reported through the end of the applicable fiscal year, assuming reinvestment of dividends.
(5)Peer Group Total Shareholder Return represents the cumulative return on a fixed investment of $100 in the KBW Bank Index for the period beginning on the last trading day prior to the first fiscal year reported through the end of the applicable fiscal year, assuming reinvestment of dividends.
(6)The dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year.
(7)Adjusted Tangible Book Value (“Adjusted TBV”) is our Company-Selected Measure, which in our assessment represents the most important financial performance measure used to link CAP to performance for the NEOs for the most recently completed fiscal year. Adjusted TBV is determined using the following formula: Stockholders’ equity, excluding minority interests, preferred stock, goodwill, core deposit intangibles, mergers and acquisitions, share repurchases, non-core items (such as tax adjustments), dividends paid on Bank stock, stock-based compensation expense, and other comprehensive income.

Relationship between CAP vs. Cumulative TSR of Company and the Peer Group

The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s cumulative TSR, as well as the relationship between our cumulative TSR and the cumulative TSR of our peer group:

Compensation Actually Paid vs. Total Shareholder Returns
$207.74
$173.93
$138.33
$108.73
$107.76
$124.43
$3.9M
$4.3M
$3.6M
$1.6M
$1.0M
$0.4M
$0.4M
$0.8M
2021
2022
2023
Compensation Actually Paid (Priscilla Sims Brown)
Compensation Actually Paid (Keith Mestrich)
Compensation Actually Paid (Lynne Fox)
Avg. Compensation Actually Paid (Non-PEO NEO)
Company TSR
KBW Bank Index TSR

Relationship between CAP vs. Net Income

The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s net income:

Compensation Actually Paid vs. Net Income
$52.94M
$81.48M
$87.98M
$3.9M
$0.4M
$0.4M
$0.8M
$4.3M
$1.6M
$3.6M
$1.0M
2021
2022
2023
Compensation Actually Paid (Priscilla Sims Brown)
Compensation Actually Paid (Keith Mestrich)
Compensation Actually Paid (Lynne Fox)
Avg. Compensation Actually Paid (Non-PEO NEO)
Net Income

Relationship between CAP vs. Adjusted Tangible Book Value Growth

The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against the Company’s Adjusted Tangible Book Value Growth:

Compensation Actually Paid vs. Adjusted Tangible Book Value Growth
11.32%
14.82%
14.40%
$3.9M
$0.4M
$0.4M
$0.8M
$4.3M
$1.6M
$3.6M
$1.0M
2021
2022
2023
Compensation Actually Paid (Priscilla Sims Brown)
Compensation Actually Paid (Keith Mestrich)
Compensation Actually Paid (Lynne Fox)
Avg. Compensation Actually Paid (Non-PEO NEO)
Adjusted Tangible Book Value Growth

Most Important Performance Measures

Following is an unranked list of the performance measures we consider most important in linking company performance and compensation actually paid to our Named Executive Officers for the most recently completed fiscal year. Further information on our performance measures is described in our Compensation Discussion & Analysis (CD&A) above.

•Total Shareholder Return
•Adjusted Tangible Book Value Growth
•Core Earnings
•Adjusted Core Efficiency Ratio
•Growth of Non-Time Deposits
•Nonperforming Assets as a Percentage of Total Assets

Equity Compensation Plan Information

The following table contains certain information as of December 31, 2023, relating to securities authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan(3)
Equity compensation plan approved by security holders(1)	417,725	19.54	1,690,458
Equity compensation plans not approved by security holders(2)	342,260	13.17	—
Total	759,985	16.67	1,690,458

(1)Includes stock options, PRSUs and TRSUs outstanding under our 2021 and 2023 Equity Incentive Plans, assuming that the PRSUs vest at target performance. As of December 31, 2023, an additional 62,982 shares were issuable upon the vesting of PRSUs, assuming maximum performance.

(2)Prior to our initial public offering in 2018, we operated a board-approved Long-Term Incentive Plan (the “LTIP”) to provide incentives and awards to certain select employees and directors. As of December 31, 2023, there were stock options to purchase 342,260 shares of common stock outstanding under the LTIP, with strike prices ranging from $11.00 to $14.65. No new awards will be granted under the LTIP.

(3)Includes 1,265,610 common shares available for issuance under our 2023 Equity Incentive Plan and 424,848 common shares available for issuance under our Employee Stock Purchase Plan, of which 424,848 common shares are available for purchase during the current purchase period.

Potential Payments Upon Termination or Change in Control

Employment Agreements

The following Named Executive Officers have entered into employment agreements, as previously described, that include payments and benefits triggered under certain circumstances of their separation from the Company.

Ms. Brown’s Employment Agreement

Under her employment agreement, if Ms. Brown’s employment is terminated without “cause” by the Company, by the Company's non-renewal of the then-current term of the agreement, or for “good reason” by her (each as defined in the agreement), she is entitled to receive, subject to her execution of a release agreement, an amount equal to the sum of (i) 12 months of her current base salary, (ii) an amount equal to the "CEO Annual Target Bonus" (as defined in the agreement) in effect for the fiscal year in which the date of such termination occurs, and (iii) an amount equal to her CEO Annual Bonus Target in effect for the fiscal year in which her employment terminates (pro rated for the portion of the fiscal year before her termination), payable in 12 equal monthly installments. The Company will also pay, or reimburse her, for her COBRA premiums for a period of 12 months.

Under the employment agreement, if (i) Ms. Brown’s employment is terminated without “cause” by the Company, by the Company’s non-renewal of the then-current term of the agreement, or for “good reason” by her (each as defined in the agreement), within 12 months following a change in control of the Company or (ii) Ms. Brown’s employment is terminated without “cause” other than due to disability within 90 days prior to a change in control of the Company because she can reasonably demonstrate the eventual acquirer requested such termination, then in each case, Ms. Brown will be entitled to an amount equal to the sum of (i) 21 months of her current base salary and (ii) an amount equal to 175% of the Annual Target Bonus in effect for the fiscal year in which the date of such termination occurs, payable in 21 equal monthly installments.

Under the employment agreement, if Ms. Brown’s employment is terminated for “cause,” due to her election not to renew the then-current term of the agreement, by her without “good reason,” or due to her death or disability (each as defined in the agreement), she is not entitled to any of the severance benefits described in the preceding paragraphs.

Ms. Brown’s employment agreement does not include any excise tax gross ups; however, if any of the payments or benefits provided for under her employment agreement or otherwise payable to Ms. Brown would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, Ms. Brown would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Ms. Brown. Her agreement also requires that she keep the Company’s information confidential. In addition, she is subject to provisions related to non-competition and non-solicitation of customers and employees for the longer of (i) 12-months following termination of her employment or (ii) the severance payment period.

Other Named Executive Officers’ Employment Agreements

For Messrs. Darby, Brown, Searby and Ms. Lanning, their employment agreements provide if their employment is terminated without “cause” by the Company, by the Company’s nonrenewal of the then-current term of the agreement, or for “good reason” by the officer, the officer is entitled to receive, subject to execution of a release agreement, an amount equal to the sum of (i) 12 months of base salary, (ii) an amount equal to the “Annual Bonus Target” (as defined in the agreement) in effect for the fiscal year in which the date of such termination occurs, and (iii) an amount equal to the Annual Bonus Target in effect for the fiscal year in which employment terminates (pro rated for the portion of the fiscal year before termination), with the sum payable in 12 equal monthly installments. The Company will also pay, or reimburse the officer, for their COBRA premiums for a period of 12 months.

Under each employment agreement, , if (i) an officer’s employment is terminated without “cause” by the Company, by the Company’s nonrenewal of the then-current term of the agreement, or for “good reason” by the officer (each as defined in the agreement), within 12 months following a “change in control” of the Company or (ii) an officer’s employment is terminated without “cause” other than due to “disability” within 90 days prior to a “change in control” of the Company because the officer can reasonably demonstrate the eventual acquirer requested such termination, then in each case, the officer will be entitled to an amount equal to the sum of (i) 21 months of base salary and (ii) an amount equal to 175% of the Annual Bonus Target in effect for the fiscal year in which the date of such termination occurs, payable in 21 equal monthly installments.

Under each employment agreement, if an officer’s employment is terminated for “cause,” due to an election not to renew the then-current term of the agreement, by the officer without “good reason,” or due to death or “disability,” the officer is not entitled to any of the severance benefits described in the preceding paragraphs.

Each employment agreement does not include any excise tax gross ups; however, if any of the payments or benefits provided for under an employment agreement or otherwise payable to an officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the officer would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the officer.

Change in Control Plan

We believe that reasonable and appropriate change in control benefits are necessary in order to be competitive in our executive attraction and retention efforts. Therefore, we have adopted a Change in Control Plan, that provides severance and change in control benefits to the participants. As of December 31, 2023, employment agreements which have Change in Control provisions were granted to Ms. Brown, Mr. Darby, Mr. Brown, Mr. Searby and Ms. Tenner. Therefore, they were not included in the Change in Control Plan. Upon (i) an involuntary termination without cause, or (ii) the participant’s resignation for good reason, either of which occur within 90 days prior to or within 12 months following a change in control, participants in our

Change in Control Plan will be entitled to receive the sum of (x) the participant’s accrued annual base salary, (y) the participant’s accrued target bonus (which shall be pro-rated based on the portion of the bonus period prior to the change in control date), and (z) a lump sum cash payment equal to 12 months’ base salary plus the participant’s prior average three-years’ bonus. Participants are further eligible to receive (i) a payout of accrued vacation, (ii) continued COBRA health benefits at active employee rates for the shorter of 12 months or the applicable COBRA period, and (iii) full vesting of any unvested equity award granted prior to such termination.

As of December 31, 2023, the participants of the Change in Control Plan are the following officers, including Ms. Lanning:

• Chief Risk Officer • Chief Human Resources Officer • Chief Accounting Officer	•Treasurer •Chief Credit Risk Officer •Chief Technology Officer
On April 1, 2024, Ms. Lanning and Mr. Graham entered into employment agreements that provide severance and change in control benefits, therefore they are no longer included in the Change in Control Plan.

Equity Award Agreements

Named Executive Officers’ Restricted Stock Unit Award Agreement

In the event of the executive’s termination due to disability or retirement, and no “cause” exists, then (a) the unvested portion of TRSUs will continue to vest on the original vesting schedule as if no separation from service occurred and (b) with respect to PRSUs, the executive will be issued a pro rata number of PRSUs based on actual achievement of the applicable performance measures at the end of the subject performance period without regard to the separation from service, subject to pro-ration based on the number of full months that the executive worked during each performance period prior to the effective date of the executive’s separation from service as a percentage of the total performance period.

If the executive is involuntarily terminated by us without “cause,” if the executive voluntarily resigns for “good reason,” or upon executive’s death and if no “cause” exists, then (a) the unvested portion of TRSUs will immediately vest on a pro-rata basis based on the number of full months the executive has worked since the date of grant and (b) with respect to PRSUs, the executive will be issued a pro rata number of PRSUs based on target achievement of the applicable performance measures, subject to pro-ration based on the number of full months that executive worked during each performance period prior to the effective date of the executive’s separation from service as a percentage of the total performance period.

If the executive separates from service within one year following a change in control (other than for “cause,” death or disability), or the executive voluntarily terminates his employment for “good reason” then (a) the unvested portion of the TRSUs will immediately vest as of immediately prior to the effective date of such termination and (b) the PRSUs will vest based on the Compensation Committee’s determination of actual performance as of (i) the most recent-completed fiscal quarter (with regard to the PRSUs tied to growth in adjusted tangible book value), and (ii) as of the date of the change in control (with regard to the PRSUs tied to relative TSR). However, if actual performance cannot be determined, the PRSUs will vest based on achievement of performance measures at target, subject to pro-ration based on the number of full months that executive worked during each performance period prior to the effective date of executive’s separation from service as a percentage of the total performance period.

If the executive is terminated for “cause,” then all unvested time-based restricted stock units will be forfeited and the Company shall have the right to repurchase any shares issued to the executive pursuant to the vested time-based restricted stock units at the lower of fair market value or the price paid by the executive.

PROPOSAL TWO
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement.

As described in greater detail under the heading “Director and Executive Officer Compensation,” we seek to align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of strategic and operational goals and the achievement of increased stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe our compensation policies and procedures are competitive, focused on pay for performance principles and strongly aligned with the interest of the Company’s stockholders. We also believe that the Company and its stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to express your views regarding the compensation of the Named Executive Officers by voting to approve or not approve such compensation as described in this proxy statement.

RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.

This vote is advisory, which means that it is not binding on the Company, our Board of Directors or our Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement in accordance with the applicable compensation disclosure rules of the SEC.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE RESOLUTION RELATED TO COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act require that, at least once every six years, stockholders be afforded the opportunity to recommend to the Board of Directors whether future advisory votes on the compensation of our Named Executive Officers should occur every one, two or three years. This proposal offers stockholders the opportunity to cast a non-binding advisory vote on how often we should include a “Say-on-Pay” proposal in our proxy materials for future annual stockholder meetings (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting).

The Board of Directors believes that setting appropriate compensation, directly or through its committees, for executive officers and the Board of Directors itself is one of its most important functions, and that stockholders should have direct input regarding such compensation. Accordingly, our Board of Directors has determined that an annual advisory vote on the compensation of our Named Executive Officers is appropriate for the Company. Annual advisory votes will continue to allow our stockholders to advise us whether they agree with our compensation philosophy, policies and practices as disclosed in our proxy statement each year. This is consistent with our efforts to seek input from our stockholders, and will make the results of the vote more relevant and meaningful to the Board of Directors.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining from voting). If none of the three options (ONE YEAR, TWO YEARS, or THREE YEARS) receives the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote at the annual meeting, the Board will consider the option that receives a plurality of the votes cast as the recommendation of the stockholders.

As an advisory vote, this proposal is not binding upon us, however, our Board of Directors and our Compensation Committee, which administers our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making a determination regarding the frequency of future advisory votes. We are required to submit how often to include a “Say-on-Pay” proposal to our stockholders for their advisory approval every six years, and thus the next vote to approve how often to include a “Say-on-Pay” proposal to our stockholders will take place in 2030.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR "ONE YEAR" ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Independent Registered Public Accounting Firm

Our Audit Committee has appointed Crowe LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2024 and to prepare a report on this audit. A representative of Crowe LLP is expected to be available via teleconference at the annual meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so.

            We are asking our stockholders to ratify the appointment of Crowe LLP as our independent registered public accounting firm for 2024. Although the ratification is not required by our bylaws or other governing documents, the board is submitting the selection of Crowe LLP to our stockholders for ratification as a matter of good corporate practice. Even if the stockholders do ratify the appointment, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

Audit and Related Fees

            Our independent auditors for the year ended December 31, 2023 were Crowe LLP. The following table shows the fees payable in the years ended December 31, 2023 and December 31, 2022 to Crowe LLP were as follows:

	2023(1)	2022(1)
Audit Fees	$1,132,425	$730,000
Audit-Related Fees	226,631	210,861
Tax Fees	—	—
All Other Fees	15,750	—
Total	$1,374,806	$940,861
(1)Excludes audit services and tax services provided to certain funds within the Bank’s trust business, which are not consolidated with our financial statements.

Audit Fees.    This category includes the aggregate fees billed for professional services rendered by the independent auditors related to our 2023 and 2022 fiscal years for the audit of our consolidated annual financial statements and the review of our quarterly financial statements.

Audit-Related Fees.    This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2023 and 2022. These services principally include the costs associated with work performed in relation to the audits of our benefit plans, system and organization controls reports and our Department of Housing and Urban Development (HUD) certification.

Tax Fees.    This category is reserved for aggregate fees billed for any services related to corporate tax compliance, as well as counsel and advisory services.

All Other Fees.    This category includes fees associated with the filing of a Form S-8 registration statement on June 30, 2023.

Pre-Approval Policy

Our Audit Committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General.    The Audit Committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The independent auditors provide the Audit Committee with an annual engagement letter outlining the scope of the audit and permissible non-audit services proposed for the fiscal year, along with a fee proposal. The scope and fee proposal is reviewed with the internal auditor, the Audit Committee chair, and, when appropriate, our management for their input (but not their approval). Once approved by the Audit Committee, the services outlined in the engagement letter will have specific approval. All other audit and permissible non-audit services that have not been approved in the Audit Committee’s Pre-Approval Policy or in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the Audit Committee under the same process as noted above, where practicable. The independent auditors shall not perform any prohibited non-audit services described in Section 10A(g) of the Exchange Act. The Audit Committee must specifically pre-approve any proposed services that exceed pre-approved cost levels. All 2023 services provided by Crowe LLP, and all fees related thereto, were approved pursuant to the pre-approval policy.

Tax Services.    The Audit Committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

OUR 2023 ANNUAL REPORT ON FORM 10-K

Included with these proxy materials is a copy of our 2023 Annual Report on Form 10-K without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Amalgamated Financial Corp., 275 Seventh Avenue, New York, New York 10001, Attention: Corporate Secretary or by calling (212) 895-4490.

ANNEX A
Reconciliation of GAAP to Non-GAAP Financial Measures

The Company’s accounting and reporting policies conform to U.S. GAAP and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as core non-interest income, core net income, core efficiency ratio in this report that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company considers its adjusted tangible book value, core earnings, and adjusted core efficiency ratio collectively “core performance measures” presented in this report, as relevant measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. The below tables contain a reconciliation of these performance measures to the GAAP measures.

The Company believes these non-GAAP measures, when taken together with the corresponding GAAP measures, provide meaningful supplemental information regarding the Company’s performance. The Company’s management uses, and believes investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this reconciliation with other companies’ non-GAAP financial measures having the same or similar names. The Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

	As of and for the
	Year Ended
(in thousands, except per share amounts)	December 31, 2023	December 31, 2022
Core non-interest income
Non-interest income	$29,336	$23,897
Less: Securities (gain) loss	7,392	3,637
Less: Subdebt repurchase gain	(1,417)	(617)
Add: Tax (credits) depreciation on solar investments	(3,251)	3,811
Core non-interest income (non-GAAP)	$32,060	$30,728

Core net income
Net Income (GAAP)	$87,979	$81,477
Less: Securities (gain) loss	7,392	3,637
Less: Subdebt repurchase gain	(1,417)	(617)
Add: Other one-time expenses(1)	665	738
Add: Tax (credits) depreciation on solar investments	(3,251)	3,811
Less: Tax on notable items	(909)	(1,867)
Core net income (non-GAAP)	$90,459	$87,179

Core diluted earnings per share
Numerator: Core net income (non-GAAP)	$90,459	$87,179
Denominator: Weighted average common shares outstanding, diluted	30,785	31,193
Core diluted earnings per share (non-GAAP)	$2.94	$2.79

Core earnings
Net Income (GAAP)	$87,979	$81,477
Less: Securities (gain) loss	7,392	3,637
Less: Subdebt repurchase gain	(1,417)	(617)
Add: Other one-time expenses(1)	665	738
Add: Tax (credits) depreciation on solar investments	(3,251)	3,811
Less: Tax on notable items	(909)	(1,867)
Less: Other discretionary adjustments(2)	(1,947)	(1,418)
Core earnings (non-GAAP)	$88,512	$85,761

Core efficiency ratio
Non-interest expense (GAAP)	$151,247	$140,571
Less: Other one-time expenses(1)	(665)	(738)
Numerator: Core non-interest expense (non-GAAP)	$150,582	$139,833

Net Interest income (GAAP)	$261,311	$239,840
Non-interest income	29,336	23,897
Less: Securities (gain) loss	7,392	3,637
Less: Subdebt repurchase gain	(1,417)	(617)
Add: Tax (credits) depreciation on solar investments	(3,251)	3,811
Denominator: Core operating revenue (non-GAAP)	$293,371	$270,568

Core efficiency ratio (non-GAAP)	51.33%	51.68%

Adjusted core efficiency ratio
Non-interest expense (GAAP)	$151,247	$140,571
Less: Other one-time expenses(1)	(665)	(738)
Numerator: Core non-interest expense (non-GAAP)	$150,582	$139,833

Net Interest income (GAAP)	$261,311	$239,840
Non-interest income	29,336	23,897
Less: Securities (gain) loss	7,392	3,637
Less: Subdebt repurchase gain	(1,417)	(617)
Add: Tax (credits) depreciation on solar investments	(3,251)	3,811
Less: Other discretionary adjustments(2)	(2,476)	—
Denominator: Adjusted core operating revenue (non-GAAP)	$290,895	$270,568

Adjusted core efficiency ratio (non-GAAP)	51.77%	51.68%

Three-year annualized adjusted TBV growth 2021-2023
Stockholders' equity (GAAP) at December 31, 2020	$535,821
Less: Minority interest at December 31, 2020	(133)
Less: Goodwill at December 31, 2020	(12,936)
Less: Core deposit intangible at December 31, 2020	(5,358)
Adjusted tangible book value at December 31, 2020 (non-GAAP)	$517,394

Stockholders' equity (GAAP) at December 31, 2023	$585,364
Less: Minority interest at December 31, 2023	(133)
Less: Goodwill at December 31, 2023	(12,936)
Less: Core deposit intangible at December 31, 2023	(2,217)
2021-2023 cumulative non-core income	9,628
2021-2023 cumulative dividends on common stock	33,703
2021-2023 cumulative stock-based compensation expense	(9,165)
2021-2023 cumulative repurchases of common stock	23,713
2021-2023 cumulative other comprehensive income	103,180
Less: Other discretionary adjustments(2)	(781)
Adjusted tangible book value at December 31, 2023 (non-GAAP)	$730,356

Three-year annualized adjusted TBV growth 2021-2023 (non-GAAP)	12.18%

(1) Severance expense for positions eliminated plus, for 2022, expenses related to the termination of the merger agreement with Amalgamated Bank of Chicago.
(2) Amounts pertain to Board-approved adjustments to appropriately reflect the intention of the performance metric in evaluating performance in the Annual Incentive Plan.

See enclosed proxy card.

A-1

AMALGAMATED FINANCIAL CORP.
ATTN: CHIEF LEGAL OFFICER
275 SEVENTH AVE.
NEW YORK, NY 10001

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 20, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AMAL2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 20, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V42653-P04709

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

AMALGAMATED FINANCIAL CORP.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 4 AND "1 YEAR" PROPOSAL 3.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	For	Against	Abstain
1a. Lynne P. Fox	▢	▢	▢
1b. Priscilla Sims Brown	▢	▢	▢
1c. Maryann Bruce	▢	▢	▢
1d. Mark A. Finser	▢	▢	▢
1e. Darrell Jackson	▢	▢	▢
1f. Julie Kelly	▢	▢	▢
1g. JoAnn Lilek	▢	▢	▢
1h. Meredith Miller	▢	▢	▢
1i. Robert G. Romasco	▢	▢	▢
1j. Edgar Romney Sr.	▢	▢	▢
1k. Julieta Ross	▢	▢	▢
1l. Scott Stoll	▢	▢	▢
2. To conduct a non-binding, advisory vote on the compensation of our Named Executive Officers.	▢	▢	▢

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To conduct a non-binding, advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers.	▢	▢	▢	▢

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

A-2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

V42654-P04709

AMALGAMATED FINANCIAL CORP.
Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders

The undersigned does hereby constitute and appoint Allison Skinner and Mandy Tenner, and each of them, attorneys with the full power of substitution of each, for and in the name of the undersigned to vote all shares of common stock of Amalgamated Financial Corp. (the "Company") held of record on March 27, 2024 by the undersigned, at the 2024 Annual Meeting of Stockholders, to be held in virtual format, on May 21, 2024 at 9:00 AM (ET) and at any adjournment or postponement of the meeting, for the purposes more fully described in the Notice of Annual Meeting of Stockholders, with all the powers the undersigned would possess if personally present. The signing stockholder acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and directs the proxies to vote as follows on the matters described in the Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment of postponement of it, as provided in the Proxy Statement.

Only holders of record on March 27, 2024 of common stock are entitled to vote on the matters described in the Notice of Annual Meeting and Proxy Statement. This proxy, when properly executed, will be voted in the manner described herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations.

Continued and to be signed on reverse side